STANDBY PURCHASE AGREEMENT

POLYMET MINING CORP.

and

GLENCORE AG

Dated: February 27, 2023

- ii -

THIS AGREEMENT is entered into as of February 27, 2023

PARTIES:

POLYMET MINING CORP., whose registered office is at 2500 - 700 West Georgia Street, Vancouver, B.C. V7Y 1B3, Canada ("PolyMet" or the "Company"); and

GLENCORE AG, a corporation formed under the laws of Switzerland whose registered office is at Baarermattstrasse 3, P.O. Box 1301, CH-6341, Baar, Switzerland ("Glencore").

WHEREAS

A. Teck and the Company entered into a Combination Agreement dated as of July 19, 2022 (the "Combination Agreement") which contemplates a transaction (the "Transaction"), in connection with, among other things: (i) Teck American Incorporated ("Teck US") contributed the Contributed Assets to NewRange Copper Nickel LLC ("JVCo"); (ii) JVCo issued a 50% Ownership Interest in JVCo to Teck US as consideration for the Contributed Assets; and (iii) JVCo, PolyMet US and Teck US entered into an amended and restated LLC Agreement (the "LLC Agreement") dated February 14, 2023.

B. The Transaction was consummated on February 14, 2023.

C. Consummation of the Transaction was conditional on, among other things, PolyMet entering into arrangements to ensure that PolyMet US has sufficient financial resources to satisfy PolyMet US's obligations (the "PolyMet US Committed Work Program Obligations") in relation to the Committed Work Programs and Budgets (as defined in the LLC Agreement).

D. At the time of the announcement of the Transaction Glencore issued a support letter (the "Support Letter") dated July 19, 2022 where Glencore agreed to, among things, participate in and provide a standby commitment in respect of a rights offering (the "Rights Offering") which rights offering would raise US$105 million in gross proceeds (the "Gross Proceeds") that would be sufficient to, among other things, satisfy: (i)  the PolyMet US Committed Work Program Obligations; and (ii) the PolyMet Other Costs.

E. The Company intends to raise the Gross Proceeds by way of the Rights Offering to its Shareholders on the terms and conditions set out herein and in the drafts of the Rights Offering Notice and the Rights Offering Circular attached hereto as Schedule 4.

F. As contemplated by the Support Letter, Glencore has agreed to participate in and provide a standby commitment in respect of the Rights Offering on the terms and conditions set out in Schedule 2.

G. As contemplated by the Support Letter, Glencore and the Company entered into an investor rights and governance agreement (the "Investor Rights and Governance Agreement") dated February 14, 2023.

H. Glencore agrees to waive its right of first refusal contained in paragraph 11, paragraph 12 and paragraph 13 of the subscription agreement (the "Subscription Agreement") dated November 12, 2010 between the Company and Glencore (as confirmed by paragraph 13 of the subscription agreement dated November 30, 2011 between the Company and Glencore), as applicable, to the issue of the Rights and the Rights Offering Shares and the Standby Shares.

THE PARTIES AGREE as follows:

1. Definitions and Interpretation

1.1 Words defined in Schedule 1 have, where used in this Agreement, the meanings given to them in that Schedule.

1.2 In this Agreement:

1.2.1 the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

1.2.2 references to Sections, Articles and Schedules are to sections of this Agreement, sections of the Schedules, articles of the Schedules and schedules to this Agreement respectively unless otherwise stated and references to "this Agreement" include the Schedules;

1.2.3 references to a statutory provision are references to it as from time to time amended, consolidated or re-enacted (with or without modification) and include all instruments or orders made under it;

1.2.4 whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered in writing within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

1.2.5 unless the context requires otherwise any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein or in any such agreement, instrument or other document) in accordance with the terms hereof and thereof.

1.2.6 unless the context requires otherwise any reference herein to any Person shall be construed to include such Person's successors and permitted assigns;

1.2.7 unless the context requires otherwise the words "this Agreement", "herein," "hereof" and "hereunder," and words of similar import, when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

1.2.8 where the "including" or "includes" is used in this Agreement it means "including (or includes) without limitation";

1.2.9 words importing the plural include the singular and vice versa; and

1.2.10 except as otherwise provided herein, references to a time of day are to Vancouver, B.C. time.

2. The Rights Offering

2.1 Prior to the date of this Agreement, PolyMet has delivered a true, correct and complete copy of each of the TSX Letter and the NYSE American Letter to Glencore. The Conditional Listing Approval remains in full force and effect. PolyMet has not received any notice that the Conditional Listing Approval may be revoked or modified.

2.2 In accordance with the terms and conditions of this Agreement, the Company agrees to make the Rights Offering and issue Rights to the holders of its outstanding Shares on the Record Date and Glencore agrees to exercise its Basic Subscription Right in full and has informed the Company that it has yet to determine whether or not it will exercise its Additional Subscription Privilege, and shall subscribe for the Standby Shares in accordance with the provisions of Schedule 2.

2.3 Glencore and the Company hereby acknowledge that the completion of the Rights Offering will trigger Section 13 of the 2019 Purchase Warrants, which will require the exercise price in the 2019 Purchase Warrants to be adjusted in accordance with the formulae set forth in Section 13(b) of the 2019 Purchase Warrants.

2.4 Glencore waives the provisions of paragraph 11, paragraph 12 and paragraph 13 of the Subscription Agreement with respect to the issue of the Rights Offering Securities, provided that the waiver contemplated by this Section 2.4 shall be revoked upon the earlier of: (a) termination of this Agreement in accordance with its terms; or (b) the Company having committed a material breach of this Agreement.

3. Representations and Warranties

3.1 All representations and warranties of PolyMet and Glencore contained in this Agreement shall survive the completion of the transactions contemplated herein.

4. Representations and Warranties of the Company

4.1 The Company represents and warrants to Glencore as set out in Schedule 5. Capitalized terms used in Schedule 5 shall have the same definitions as the defined terms in the Agreement.

4.2 The Company shall not do, or omit to do, anything which would or might reasonably be expected to cause a representation or warranty set out in Schedule 5 to become untrue, inaccurate or misleading at any time (by reference to the circumstances subsisting at that time) before the Rights Offering Closing Date.

4.3 The Company shall notify Glencore immediately if it becomes aware of a fact or circumstance which has caused or would be reasonably likely to cause a representation or warranty set out in Schedule 5 to become untrue, inaccurate or misleading at any time (by reference to circumstances subsisting at that time) before the Rights Offering Closing Date.

4.4 The Company accepts that Glencore is relying upon the representations and warranties set out in Schedule 5 in connection with entering into this Agreement and consummating the transactions contemplated hereby.

5. Representations and Warranties of Glencore

5.1 Glencore represents and warrants to the Company as set out in Schedule 6.

5.2 Glencore accepts that the Company is relying upon the representations and warranties set out in Schedule 6 in connection with entering into this Agreement and consummating the transactions contemplated hereby.

6. Conduct of Business During Rights Offering

6.1 The Company hereby undertakes that, except with the prior written approval of Glencore, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the earlier of: (i) the Rights Offering Closing Date and (ii) the termination of this Agreement in accordance with its terms, the Company shall (and the Company shall: (x) procure that: each of its Subsidiaries (including, for the avoidance of doubt, PolyMet US) shall; and (y) use its reasonable commercial efforts to exercise the Company's rights under the LLC Agreement to the extent such rights provide the Company with the opportunity to cause JVCo to) conduct its business and operations in the ordinary course of business consistent with past practice and without limiting the generality of the foregoing, in accordance with the following terms:

6.1.1 it will perform and observe all of the terms and conditions contained in the LLC Agreement and the Investor Rights and Governance Agreement (as applicable);

6.1.2 it will, at all times, undertake all appropriate efforts for the purposes of managing its property and undertaking in a commercially reasonable manner and maintaining its properties and assets in accordance with usual and accepted proper practice for its industry so as to maintain the value and utility of such properties and assets;

6.1.3 not make any payments or disbursements, nor incur any liability, except in respect of ordinary course of business expenses relating to the business of the Company, PolyMet US, or JVCo;

6.1.4 remit to the appropriate Governmental Entity when due all sales and other taxes collected or deemed to be collected by it (including, without limitation, goods and services tax and provincial sales tax);

6.1.5 remit to the appropriate Governmental Entity all source deductions (including, without limitation, withholding taxes, employment insurance and Canada Pension Plan contributions) at the same time as its payroll is paid; and

6.1.6 not enter into or agree to enter into, or amend, any material contracts.

6.2 The Company covenants and agrees with Glencore that, except with the prior written approval of Glencore, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the earlier of: (i) the Rights Offering Closing Date and (ii) the termination of this Agreement in accordance with its terms, the Company shall not (and the Company shall: (x) procure that each of its Subsidiaries (including, for the avoidance of doubt, PolyMet US) shall not; and (y) use its reasonable commercial efforts to exercise the Company's rights under the LLC Agreement to the extent such rights provide the Company with the opportunity to cause JVCo to not):

6.2.1 pay any amount to its employees, officers or directors in their capacities as such by way of salary, bonus, commission, directors fees or otherwise in excess of the amounts currently being paid in accordance with contractual arrangements and policies existing as at February 15, 2023;

6.2.2 enter into any "change of control" agreement or any amendment or modification of any existing agreement to include "change of control" provisions which have the effect of creating new payment obligations and/or accelerating existing payment obligations or any new or amended employment or retention or bonus agreement or any other similar agreement with any of its employees, officers or directors;

6.2.3 amend or propose any amendments to its constating documents;

6.2.4 amend or adopt any shareholder rights plan or issue any securities other than common shares in the ordinary course of business and/or pursuant to the Rights Offering; or

6.2.5 guarantee, endorse or otherwise become surety for or upon any obligations of others.

6.3 The Company shall: (a) allow representatives of Glencore reasonable access to the operations of the Company and its Subsidiaries; and (b) as permitted pursuant to the LLC Agreement, to allow representatives of Glencore reasonable access to information possessed by the Company regarding the operations of JVCo (subject in each case to the Company receiving reasonable notice), subject in each case always to appropriate restrictions to ensure that the Company or any of its Subsidiaries or JVCo does not breach any legal or contractual confidentiality obligations.

7. Demand Registration

7.1 Effective as of the Rights Offering Closing Date, Glencore and the Company shall execute and deliver a registration rights agreement (the "2023 Registration Rights Agreement") in customary form, pursuant to which the Company will agree to provide registration rights under the 1933 Act, and applicable state securities laws, and qualification rights under Canadian Securities Laws with respect to the Shares acquired by Glencore in connection with this Agreement.

8. Conditions and Termination Rights

8.1 For the avoidance of doubt, no obligation under this Agreement is subject to any conditions precedent other than as expressly set out in this Section 8 or Article 6 of Schedule 2.

8.2 The Company will use its best efforts to procure that each of the conditions set out in Section 6.3 and Section 6.4 of Article 6 of Schedule 2 and this Section 8 are fulfilled by the time referred to therein or herein or by such later time as may be agreed in writing with Glencore. The Company shall notify Glencore immediately in the event that the Company or any of its directors or officers become aware that any such condition has become or might reasonably be expected to become incapable of fulfilment by the time referred to therein or by such later time as may be agreed in writing with Glencore.

8.3 Neither Party shall be entitled to claim that any obligation under this Agreement need not be performed as a result of any condition set out in Section 6.3, Section 6.4 or Section 6.5 of Article 6 of Schedule 2 not being satisfied if the failure to satisfy such condition is as a result of any action or inaction constituting a breach of: (a) this Agreement; (b) the Investor Rights and Governance Agreement; (c) the LLC Agreement; or (d) (x) any other agreement between the Company and/or its Subsidiaries on the one hand; and (y) Glencore and/or its Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries) on the other hand, by the Party seeking to rely on it.

9. Documentation for Inspection

9.1 The Company shall promptly (and in any event within five Business Days) deliver to Glencore all due diligence materials reasonably requested by Glencore.

10. Termination Rights

10.1 Glencore may terminate this Agreement by providing written notice to the Company at any time if: (a) PolyMet shall have not prepared and filed the Rights Offering Notice and the Rights Offering Circular with the Securities Authorities and the Registration Statement with the SEC on or as of the date that this Agreement is executed; (b) the Rights Offering Notice, the Rights Offering Circular and the Registration Statement are not accepted for filing by the Securities Authorities on or as of the date that this Agreement is executed; or (c) the Conditional Listing Approval is revoked or modified.

10.2 For the avoidance of doubt, without limiting Glencore's rights under Schedule 2, Glencore may terminate this Agreement by providing written notice to the Company at any time prior to, but not after, the date on which the Rights Offering Notice and Registration Statement are mailed to the Qualifying Shareholders pursuant to Section 2.5(b) of Schedule 2 if:

10.2.1 the Company has committed a material breach of this Agreement (which shall include, for the avoidance of doubt, any material breach of any representations or warranties set out in this Agreement) and, if capable of cure, has not cured it within a reasonable time; or

10.2.2 the Company or one of its Affiliates has otherwise committed a material breach of any other material agreement between the Company and/or its Affiliates on the one hand and Glencore and/or its Affiliates on the other hand and if capable of cure, has not been cured in the time permitted under the applicable agreement.

10.3 The Company may terminate this Agreement by giving written notice to Glencore at any time prior to, but not after, the date on which the Rights Offering Notice is mailed to the Qualifying Shareholders pursuant to Section 2.5(b) of Schedule 2 if Glencore has committed a material breach of this Agreement and, if capable of cure, has not cured it within a reasonable time.

11. Consequences of Termination

11.1 If this Agreement is terminated pursuant to Section 10.1, Section 10.2, Section 10.3 or Article 7 of Schedule 2, then:

11.1.1 this Agreement shall terminate and the Parties' obligations under this Agreement shall cease immediately, except as set out in Section 11.1.4;

11.1.2 neither Party will have any claim against any other Party, provided however that this limitation shall not apply in respect of: (x) any fraud; or (y) a breach of this Agreement which occurred on or prior to the termination of this Agreement (which fraud or breach and liability therefore shall not be effected by the termination of this Agreement);

11.1.3 the applications for the listing of the Rights Offering Securities shall be withdrawn and the Company shall procure that the listing will not become effective (except to the extent such listing has already become effective); and

11.1.4 the provisions of Section 1, Section 13.5, Section 13.6, Section 15 to Section 17 and Article 8 of Schedule 2 will remain in full force and effect.

12. Exclusivity

12.1 The Company hereby agrees that, from the date of this Agreement until the earliest of: (a) the Rights Offering Closing Date; or (b) the termination of this Agreement in accordance with its terms, it shall not, and shall procure that none of its Subsidiaries, representatives, advisers, agents or employees shall, directly or indirectly:

12.1.1 solicit, negotiate or initiate the submission of proposals, indications of interest or offers of any kind which could lead to a Competing Transaction;

12.1.2 enter into or participate in any discussions or negotiations with any third party in relation to a proposal or request in respect of a Competing Transaction, or which may lead to a Competing Transaction;

12.1.3 provide any information to any third party in connection with a possible Competing Transaction; or

12.1.4 recommend any Competing Transaction to its Shareholders.

12.2 The Company hereby agrees that, with immediate effect, it shall and shall procure that its Subsidiaries and its or their representatives, advisors, agents or employees shall cease any ongoing activities that are prohibited pursuant to Section 12.1.

12.3 The Company will promptly (and in any event within one Business Day) inform Glencore if the Company or any of its Subsidiaries or its or their representatives, advisors, agents or employees receives or is informed of any proposal that could lead to a Competing Transaction.

13. Confidentiality and Announcements

13.1 The Company shall release the Launch Press Announcement immediately after the conclusion of trading on the TSX and NYSE American on the date of execution of this Agreement or, in the event that this Agreement is executed outside of trading hours of the TSX and NYSE American, before the commencement of trading on the next trading day following the execution of this Agreement.

13.2 The Company shall release press announcements as required in relation to:

13.2.1 the commencement of the Rights Offering; and

13.2.2 the levels of take up of Rights following the expiry of the Rights Offering; the above being referred to as the "Press Announcements",

provided that any Press Announcement shall, so far as is practicable, be made after consultation with Glencore and after taking into account its reasonable requirements regarding the content, timing and manner of dispatch the Press Announcement.

13.3 Subject to Section 13.4, no announcement, circular or communication (each an "Announcement") concerning the existence or content of this Agreement shall be made by either Party (or any of its Subsidiaries or, in the case of Glencore, any Subsidiaries of Glencore plc) without the prior written approval of the other Party provided that, for the avoidance of doubt, Glencore hereby approves the release of the Launch Press Announcement.

13.4 Section 13.3 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any Securities Authority or any governmental, regulatory, stock exchange or supervisory body or court of competent jurisdiction ("Relevant Authority") to which the Party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other Party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

13.5 Subject to Section 13.6, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the subject matter and provisions of this Agreement; the negotiations relating to this Agreement; or the other Party.

13.6 A Party may disclose information which would otherwise be confidential if and to the extent:

13.6.1 required by the law of any relevant jurisdiction;

13.6.2 required by any Relevant Authority to which the Party making the disclosure is subject, whether or not such requirement has the force of law;

13.6.3 disclosure is made to the professional advisers, auditors, insurance providers and bankers of either Party who have a bona fide need to know such information provided that the Party making such disclosure shall be responsible for the actions of any professional advisor, auditor, insurance provider or banker to which information is disclosed to. That is, if any action by such persons would, if taken by a Party, constitute a violation of the provisions of this Agreement; the other Party shall be entitled to claim against the first Party as though such Party had taken the relevant actions;

13.6.4 the information has come into the public domain through no fault of that Party; or

13.6.5 the other Party has given prior written approval to the disclosure, provided that any disclosure shall, so far as is practicable, be made only after consultation with the other Party.

14. Further Assurance

14.1 The Company and Glencore each undertake that they will execute such further documents and give any such further consents as may be required in order to give effect to this Agreement.

14.2 The Company and Glencore will provide all reasonable assistance and co-operation and supply all such information as may be required in order to obtain the necessary approvals for the transactions contemplated hereunder (subject always to any legal or contractual confidentiality obligations owed to third parties).

15. Notices

15.1 Except as otherwise provided in this Agreement, a notice or other communication given under or in connection with this Agreement (a "Notice") must be:

15.1.1 in writing;

15.1.2 in the English language; and

15.1.3 sent by a Permitted Method to the Notified Address.

15.2 A Permitted Method means any of the methods set out in the first column below. The second column sets out the time on which a Notice given by such Permitted Method will be deemed to be given and in proving service of such Notice it will be sufficient to prove that delivery was made or that the Notice was properly addressed and posted or faxed or emailed in full to the Notified Address.

(1) Permitted Method	(2) Date on which Notice Deemed Given

Personal delivery	When delivered at the Notified Address if delivered before 6.00 p.m. (recipient's time) on any Business Day and in any other case at 9.00 a.m. (recipient's time) on the Business Day following delivery

First class pre-paid post	Two Business Days after posting

Email transmission	On completion of transmission if before 6.00 p.m. (recipient's time) on any Business Day and in any other case at 9.00 a.m. (recipient's time) on the Business Day following transmission

15.3 The Notified Addresses of each of the parties is as set out below:

Name of Party	Address	Email	Attention:

Glencore	Baarermattstrasse 3 PO Box 1301, 6341 Baar Switzerland	[Redacted – Personal information]	John Burton

Copy to (which shall not constitute notice):	McCarthy Tétrault LLP Suite 5300, 66 Wellington Street West Toronto, ON M5K 1E6 Canada	[Redacted – Personal information] [Redacted – Personal information]	Adam Taylor and Roger Taplin

Company	c/o Farris LLP Suite 2500, 700 West Georgia Street Vancouver, BC V7Y 1B3 Canada	[Redacted – Personal information]	Jon Cherry

Copy to (which shall not constitute notice):	Troutman Pepper Hamilton LLP 875 Third Avenue New York, NY 10022 United States	[Redacted – Personal information]	Joseph Walsh

Copy to (which shall not constitute notice):	Farris LLP Suite 2500, 700 West Georgia Street Vancouver, BC V7Y 1B3 Canada	[Redacted – Personal information]	Denise Nawata

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

16. General

16.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which taken together evidence the same agreement.

16.2 This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by a PDF attachment to an email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise a PDF attachment to an email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through email as a defence to the formation or enforceability of a contract and each such Party forever waives any such defence.

16.3 This Agreement is binding on and enures for the benefit of the successors, permitted assigns or legal personal representatives of the Parties.

16.4 No Party may assign its rights under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Glencore may assign its rights and interests in this Agreement to an Affiliate without PolyMet's prior written consent subject to the transferee agreeing in writing to be bound by the terms and conditions hereof.

16.5 Other than in respect of the Glencore Indemnified Parties in Article 8 of Schedule 2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. With respect to those provisions of the Agreement applicable to Glencore Indemnified Parties, Glencore is executing, delivering and holding this Agreement as agent and trustee for such Glencore Indemnified Parties.

16.6 The obligations of the Parties under this Agreement have effect notwithstanding anything revealed in any investigation made by or on behalf of any Person.

16.7 The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall apply against any Party.

16.8 No failure by any Party to exercise any right or remedy under any provision of this Agreement will operate as a waiver and no single or partial exercise of any right or remedy of any Party will preclude the further exercise or enforcement of any such right or remedy. No waiver by either Party will be deemed to have been made unless it is in writing refers specifically to this Agreement and executed by the waiving Party.

16.9 No amendment of this Agreement or of any of the documents referred to in this Agreement will be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party.

16.10 This Agreement shall not create, nor shall be deemed to create, any partnership, fiduciary relationship or duty between the Parties or constitute either Party the agent or legal representative of the other.

16.11 Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

16.12 If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, neither the legality, validity nor enforceability of the remaining parts of this Agreement will be affected or impaired in any way.

16.13 Each Party shall bear its own expenses in the preparation of this Agreement.

16.14 This Agreement and the documents contemplated herein represent the entire agreement with respect to the subject matter dealt with herein and supersede all prior discussions, negotiations, agreements, understandings whether oral or written, Except as expressly represented and warranted herein, no Party shall be considered to have given any other express or implied representations or warranties, including as a result of oral or written statements.

16.15 Time is of the essence in this Agreement.

16.16 Unless otherwise provided, all dollar amounts referred to in this Agreement are to United States currency or "American dollars". If, in connection with any action or proceeding brought in connection with this Agreement or any resulting judgment, it becomes necessary to convert any amount due hereunder in one currency (the "first currency") into another currency (the "second currency"), then the conversion shall be made at the Judgment Conversion Rate on the first Business Day prior to the day on which payment is received. If the conversion is not able to be made in the manner contemplated by the preceding paragraph in the jurisdiction in which the action or proceeding is brought, then the conversion shall be made at the Judgment Conversion Rate on the day on which the judgment is given. If the Judgment Conversion Rate on the date of payment is different from the Judgment Conversion Rate on such first Business Day or on the date of judgment, as the case may be, the Party shall pay such additional amount (if any) in the second currency as may be necessary to ensure that the amount paid on such payment date is the aggregate amount in the second currency which, when converted at the Judgment Conversion Rate on the date of payment, is the amount due in the first currency, together with all costs, charges and expenses of conversion. Any additional amount owing pursuant to the provisions of this section shall be due as a separate debt and shall give rise to a separate cause of action and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect of this Agreement.

16.17 The term "Judgment Conversion Rate" used in this section means the daily exchange rate for Canadian dollars in the other currency published by the Bank of Canada for the date in question.

17. Governing Law and Jurisdiction

17.1 This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect to all matters arising under and in relation to this Agreement.

Signatures to appear on the following page.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed by Jonathan Cherry for and on behalf of POLYMET MINING CORP.	/s/ Jonathan Cherry
Authorised signatory

Signed by Martin Haering for and on behalf of GLENCORE AG	/s/ Martin Haering
Authorised signatory

Signed by Stephan Huber for and on behalf of GLENCORE AG	/s/ Stephan Huber
Authorised signatory

[Signature Page – Standby Purchase Agreement]

SCHEDULE 1
DEFINITIONS

1933 Act	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

1934 Act	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

2019 Purchase Warrant	means the 745,307 common share purchase warrants of the Company issued to Glencore with an exercise price of $6.38

2023 Registration Rights Agreement	has the meaning given to it in Section 7.1

ABC Violation

means any violation, or activity or conduct which would amount to a violation but for jurisdictional reasons, of:

(a) any Anti-Corruption Laws;

(b) any Anti-Money Laundering Laws; or

(c) any Trade Sanctions

Additional Subscription Privilege	has the meaning given to it in Section 2.2 of Schedule 2

Additional Subscription Shares	has the meaning given to it in Section 2.6(b) of Schedule 2

Affiliate	has the meaning given to it under NI 45-106

Agreement	means this Standby Purchase Agreement

Announcement	has the meaning given to it in Section 13.3

Annual Report	means the Company's Annual Report on Form 40-F for the fiscal year ended December 31, 2021, as amended

Anti-Corruption Laws

means:

(a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the "OECD Convention");

(b) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended (the "FCPA");

(c) the UK Bribery Act 2010, Prevention of Corruptions Act 1906 and the 1916 and Public Bodies Corrupt Practices Act 1889;

(d) any other applicable law (including any: (i) statute, ordinance, rule or regulation; (ii) order of any court, tribunal or any other judicial body; and (iii) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

i) prohibits the conferring of any gift, payment or other benefit to any Person or any officer, employee, agent or adviser of such Person; and/or

ii) is broadly equivalent to the FCPA and/or the above United Kingdom laws or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption

- 1-2 -

Anti-Money Laundering Laws	means all laws and regulations related to money laundering and financial record keeping, including related reporting requirements which are applicable to any of Glencore, PolyMet, PolyMet US or JVCo

Applicable Pension Legislation

means, at any time, any applicable Canadian or United States federal, state or provincial pension legislation, including all regulations made thereunder and all rules, regulations, rulings, guidelines, directives and interpretations made or issued by any Governmental Entity in Canada or the United States having or asserting jurisdiction in respect thereof, each as amended or replaced from time to time

Basic Entitlement Shares	has the meaning given to it in Section 2.4(d) of Schedule 2

Basic Subscription Right	has the meaning given to it in Section 2.4(c) of Schedule 2

BCSC	means the British Columbia Securities Commission

Benefit Plan

means all employee benefit plans or arrangements that are not Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, stock, stock option, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Company participate or are eligible to participate

Board or Board of Directors	means the Board of Directors of PolyMet

Business Day	means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Vancouver, Canada and the City of Zurich, Switzerland

claim	any actual or potential claims, actions, proceedings or investigations (whether by governmental or regulatory bodies or otherwise), demands, judgments or awards

Closing Date Indebtedness	means all of the Indebtedness owing in respect of: (a) the Convertible Debentures as of closing of the Rights Offering; (b) the December 2022 Promissory Note; and (c) the Standby Fee

Company or PolyMet	has the meaning given to it in the Recitals

Competing Transaction

any transaction or proposed transaction involving the Company or any of its Subsidiaries under which a third party would: (a) acquire any of the business (otherwise than in the ordinary course of business) or assets of the Company or any of its Subsidiaries or JVCo; (b) acquire, from the Company or any of its Subsidiaries or JVCo, any Shares or other securities in the Company or any of its Subsidiaries or JVCo; (c) undertake any merger, business combination, recapitalisation, amalgamation, plan of arrangement or similar transaction involving the Company or any of its Subsidiaries or JVCo; or (d) provide any equity or debt financing to the Company or any of its Subsidiaries, (provided that the Rights Offering shall not constitute a Competing Transaction)

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Computershare	means Computershare Trust Company of Canada, the registrar and transfer agent of the Company

Conditional Listing Approval	means conditionally approval for listing of the Rights Offering Securities on the TSX and NYSE American, subject to receipt of customary final documentation

Contributed Assets	has the meaning given to it in the LLC Agreement

Convertible Debentures	means the debentures set out on Schedule 7

December 2022 Promissory Note	means the $10,000,000 initial principal unsecured promissory note held by Glencore due on the release date of the proceeds raised under the Rights Offering

Disclosure Documents

means the Company's Management Information Circular dated April 27, 2022, the Company's Annual Information Form for the year ended December 31, 2021 dated March 17, 2022; and the audited consolidated financial statements and accompanying management's discussion and analysis and all interim financial statements, interim management's discussion and analyses and material change reports filed pursuant to applicable Securities Laws since December 31, 2021; any material change report required to be filed under Securities Laws since December 31, 2021; the Annual Report; all other reports filed by the Company pursuant to the 1934 Act since December 31, 2021 and any other disclosure documents incorporated by reference in the Rights Offering Notice, the Rights Offering Circular or the Registration Statement

Disclosure Letter	means the disclosure letter executed by the Company and delivered to and accepted by Glencore as of the date of this Agreement

DRS Advice	has the meaning given to it in Section 2.5(b) of Schedule 2

Encumbrance

means any hypothec, mortgage, pledge, security interest, encumbrance, lien, charge, deposit arrangement, lease, adverse claim, right of set-off or agreement, trust, deemed trust or any other arrangement or condition that in substance secures payment or performance of an obligation of the Company, PolyMet US or JVCo, statutory and other non-commercial leases or encumbrances and includes the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement

Environmental Laws	has the meaning given to it in paragraph (aa) of Schedule 5

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Erie Plant

means the owned taconite concentrator and pellet plant and supporting infrastructure and surrounding lands located approximately six miles west of the NorthMet Deposit, together with all related property and assets

Event of Default	means: (a) an "Event of Default" as defined in the Convertible Debentures; or (b) a breach of a Material Agreement that has had, or reasonably could have, a Material Adverse Effect

first currency	has the meaning given to it in Section 16.16

Glencore	has the meaning given to it in the Recitals

Glencore Indemnified Parties	has the meaning given to it in Section 8.1 of Schedule 2

Glencore Nominee	means a director nominated by Glencore to the Board

Governmental Entity

means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any stock exchange, including the TSX and NYSE American

Gross Proceeds	has the meaning given to it in the Recitals

IFRS	means international financial reporting standards, as issued by the International Accounting Standard Board and as adopted in Canada, as in effect from time to time

Indebtedness

means all of the debts, liabilities and obligations now or hereafter owing by PolyMet or any of its Subsidiaries to Glencore pursuant to or in connection with the Convertible Debentures or any other agreement between PolyMet or any of its Subsidiaries, on the one hand and Glencore and/or its Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries) on the other hand

Indemnified Party	has the meaning given to it in Section 8.6 of Schedule 2

Indemnifying Party	has the meaning given to it in Section 8.6 of Schedule 2

Intellectual Property Rights	has the meaning given to it in paragraph (v) of Schedule 5

Investor Rights and Governance Agreement	has the meaning given to in the Recitals

Judgment Conversion Rate	has the meaning given to it in Section 16.17

Knowledge of PolyMet	means the actual or constructive knowledge of the Chief Executive Officer and/or the Chief Financial Officer of the Company, after due inquiry consistent with such individual position with the Company

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Launch Press Announcement	means the press announcement, in form attached as Schedule 3 laws

means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used

Leased Real Properties

means the land and premises listed on, and legally described in Schedule 5, paragraph (n) with respect to which the Company, PolyMet US or JVCo holds a lease, license, easement, or other interest as further described in Schedule 5, paragraph (n)

LLC Agreement	has the meaning given to it in the Recitals

Loss (or Losses)	has the meaning given to it in Section 8.1 of Schedule 2

M3 Technical Report	means the technical report entitled "NorthMet Copper-Nickel Project" dated December 30, 2022 prepared by M3 Engineering & Technology Corp.

Material Adverse Effect

means any event, occurrence or condition (or series of related events, occurrences or conditions) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on or results in a material adverse change in any of the following: (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries considered as a whole or JVCo; (ii) the ability of the Company to perform any of its obligations under the terms of this Agreement; and (iii) the validity or enforceability of any of this Agreement or the rights and remedies of Glencore under the terms of this Agreement, except any such effect resulting from or arising in connection with: (a) any change in IFRS; (b) any change in the global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in the general economic, business, regulatory, political or market conditions or in the national or global financial or capital markets; (c) any change in the industry in which the Company and its Subsidiaries or JVCo operates, provided that for the purposes of (b) and (c) such effect does not primarily relate to (or have the effect primarily relating to) the Company and its Subsidiaries (considered as a whole) or JVCo or disproportionately adversely affects the Company and its Subsidiaries (considered as a whole) or JVCo compared to other entities operating in the industries in which the Company and its Subsidiaries or JVCo operate

Material Agreements

means: (a) those agreements listed on Schedule 8 (as amended, restated, supplemented or replaced as permitted hereunder); and (b) those agreements (as amended, supplemented, revised or restated as permitted herein from time to time) of PolyMet, PolyMet US or JVCo, the breach, non-performance or cancellation of which or the failure of which to renew could reasonably be expected to have a Material Adverse Effect

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material change	has the meaning given to it in the Securities Act

material fact	has the meaning given to it in the Securities Act

Mesaba Project

the nonferrous mine development project proposed by Teck US in respect of the Contributed Mineral Properties (as defined in the Combination Agreement) further identified in the Teck Disclosure Letter (as defined in the Combination Agreement)

Mesaba Technical Report

means the technical report entitled "Mesaba Project Form NI 43-101F1 Technical Report, Minnesota, USA" dated November 28, 2022 prepared by Independent Mining Consultants, Inc. and JDS Energy & Mining Inc..

Mineral Rights	has the meaning given to it in paragraph (bb) of Schedule 5

Misrepresentation

means: (a) a "misrepresentation" as defined in Section 1(1) of the Securities Act; or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading

NI 45-106	means National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Regulators

NI 54-101	means National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Regulators

Non-Material Subsidiaries	has the meaning given to it in Schedule 5, paragraph (b)

NorthMet Deposit

means the polymetallic copper-nickel-cobalt-platinum group element deposit situated on a mineral lease of approximately 4,200 acres located in St. Louis County in northeastern Minnesota, U.S.A., at approximately latitude 47° 36' north, longitude 91° 58' west, about 70 miles north of the City of Duluth and 6.5 miles south of the town of Babbitt, together with all related property and assets

NorthMet Project	means the mining project comprised of the NorthMet Deposit and the Erie Plant

Notice	has the meaning given to it in Section 15.1

Notified Address	means the addresses listed in Section 15.3

NYSE American	means the NYSE American, LLC

NYSE American Letter	means an email from the NYSE American indicating that the Supplemental Listing Application has been authorized

OSC	means the Ontario Securities Commission

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Owned Real Property	means the land and premises listed on, and legally described in Schedule 5, paragraph (m)-1 and the buildings and fixtures thereon

Ownership Interest	has the meaning given to it in the LLC Agreement

Parties or Party	means Glencore and the Company; "Party" means any one of them and reference to either of them includes a reference to that Party's legal personal representatives, successors and permitted assigns

Pension Plan

means any plan, program, agreement or arrangement for the purpose of Applicable Pension Legislation or under the Tax Act (whether or not required under such law) that is maintained or contributed to or to which there is or may be an obligation to contribute by the Company, PolyMet US or JVCo in respect of their respective employees or former employees

Permitted Encumbrances

means the following types of encumbrances: (a) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, suppliers, material men, repairmen and other Encumbrances imposed by law incurred in the ordinary course of business and Encumbrances for taxes, assessments or governmental charges or claims, in either case, for sums not yet overdue or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made in respect thereof; (b) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (c) Encumbrances upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (d) Encumbrances encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company, PolyMet US or JVCo, including rights of offset and setoff; (e) bankers' liens, rights of setoff and other similar Encumbrances existing solely with respect to cash on deposit in one or more accounts maintained by the Company, PolyMet US or JVCo, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that in no case shall any such Encumbrances secure (either directly or indirectly) the repayment of any debt; (f) leases or subleases (or any Encumbrances related thereto) granted to others that do not materially interfere with the ordinary course of business of the Company, PolyMet US or JVCo; (g) attachment or judgment Encumbrances not giving rise to an Event of Default and which are being contested in good faith by appropriate proceedings; (h) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company, PolyMet US or JVCo; (i) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or JVCo or the value of such real property for the purpose of such business; and (j) Encumbrances securing hedging obligations entered into for bona fide hedging purposes of the Company, PolyMet US or JVCo not for the purpose of speculation

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Permitted Method	has the meaning given to it in Section 15.2

person

includes an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof

PolyMet US	has the meaning given to it in the Combination Agreement

PolyMet US Committed Work Program Obligations	has the meaning given to it in the Recitals

PolyMet US Other Costs

means the sum of PolyMet's: (a) ongoing corporate costs between signing and closing the Transaction; (b) transactional costs associated with the Transaction; and (c)  costs associated with conducting the Rights Offering, including the Standby Fee

Press Announcements	has the meaning given to it in Section 13.2

Qualifying Jurisdictions	means all provinces and territories in Canada

Qualifying Shareholders	has the meaning given to it in Section 2.1 of Schedule 2

Record Date	means the record date established pursuant to Section 2.5(a) of Schedule 2 for the purpose of determining the holders of Shares who are entitled to receive Rights pursuant to the Rights Offering

registration	means the registration of the Rights and the Rights Offering Securities under the 1933 Act

Registration Statement

means the registration statement on Form F-10 of which the Rights Offering Notice and the Rights Offering Circular shall form a part, as amended, registering, inter alia, the Rights and the Rights Offering Securities under the 1933 Act and prepared in accordance with the Multi-Jurisdictional Disclosure System including the exhibits and any schedules thereto and the documents incorporated by reference therein

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Relevant Authority	has the meaning given to it in Section 13.4

Rights	means the transferable rights to subscribe for Shares offered by PolyMet pursuant to the Rights Offering, with each holder of Shares receiving one right per Share held

Rights Issue Date	means the date on which the Rights are issued by the Company to the holders of record of its Shares on the Record Date

Rights Offering	has the meaning given to it in the Recitals to the Agreement

Rights Offering Circular	means the rights offering circular of PolyMet in the form attached as Schedule 4 to be filed by PolyMet with the Securities Authorities

Rights Offering Closing Date	has the meaning given to it in Section 6.1 of Schedule 2

Rights Offering Closing Time	has the meaning given to it in Section 6.1 of Schedule 2

Rights Offering Expiry Date

means the date on which the Rights will expire and become null and void as set out in the Rights Offering Notice and the Rights Offering Circular, such date being the 21st day following the date on which the Rights Offering Notice, Rights Offering Circular or Registration Statement is delivered to holders of record of the Shares on the Record Date, or such later date as may be agreed in writing by PolyMet and Glencore

Rights Offering Expiry Time	means 5:00 p.m. (Toronto time) on the Rights Offering Expiry Date

Rights Offering Notice	means the rights offering notice of PolyMet in the form attached as Schedule 4 to be filed by PolyMet with the Securities Authorities

Rights Offering Ratio	has the meaning given to it in Section 2.4(d) of Schedule 2

Rights Offering Securities	means, collectively, the Rights, the Shares issuable upon exercise of the Rights and the Standby Shares

Rights Offering Shares	means the Shares issuable pursuant to the Rights Offering

Sarbanes-Oxley Act	means the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder

SEC	means the U.S. Securities and Exchange Commission

second currency	has the meaning given to it in Section 16.16

Securities Act	means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time

Securities Authorities	means the TSX, the OSC, the SEC and the NYSE American and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada

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Securities Laws

means the Securities Act, together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the 1933 Act, the 1934 Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, as now in effect and as they may be promulgated or amended from time to time, together with the applicable rules of the TSX and NYSE American

Shareholder	means a holder of Shares from time to time

Shares	means common shares in the capital of PolyMet

Standby Commitment	has the meaning given to it in Section 2.3(a) of Schedule 2

Standby Fee	has the meaning given to it in Section 2.7 of Schedule 2

Standby Purchaser	means Glencore

Standby Shares	has the meaning given to it in Section 2.3(a) of Schedule 2

Subscription Agent	means Computershare

Subscription Agreement	has the meaning given to it in the Recitals

Subscription Price	has the meaning given to it in Section 2.4(a) of Schedule 2

Subsidiary	has the meaning given to it in NI 45-106

Support Letter	has the meaning given to it in the Recitals

Tax Act	means the Income Tax Act (Canada), as amended

Trade Sanctions

means all laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other applicable jurisdictions which are applicable to any of Glencore, PolyMet or JVCo

Transaction Closing Time	means the time of closing the Transaction

TSX	means the Toronto Stock Exchange

TSX Letter	means letter from the TSX dated February 27, 2023 evidencing the Conditional Listing Approval

US or United States	means the United States of America its territories and possessions and any of the United States of America and the District of Columbia and other areas subject to its jurisdiction

SCHEDULE 2
PROVISIONS RELATING TO THE RIGHTS OFFERING

ARTICLE 1
INTERPRETATION

1.1 Definitions. The defined terms used in this Schedule 2, unless the context otherwise requires, are set out in Schedule 1.

ARTICLE 2
TIMING AND STANDBY COMMITMENT

2.1 Conduct of Rights Offering. Subject to and in accordance with the provisions hereof, PolyMet agrees to offer, in accordance with Securities Laws and pursuant to the Rights Offering Notice, Rights Offering Circular, and Registration Statement, the Rights to Persons that are the holders of record of Shares on the Record Date: (a) with an address in one of the Qualifying Jurisdictions; or (b) with an address in any other jurisdiction, where PolyMet has satisfied itself that such holder is entitled to receive the Rights Offering Securities under the Rights Offering in accordance with the laws of such jurisdiction and without obliging PolyMet to register the Rights Offering Securities or file a prospectus or other disclosure document or to make any other filings or become subject to any reporting or disclosure obligations that PolyMet is not already obligated to make (together, "Qualifying Shareholders"). The Parties hereby acknowledge and agree that Glencore is a Qualifying Shareholder. With respect to non-Qualifying Shareholders, the Parties acknowledge and agree that Rights will be issued to the Subscription Agent to hold for their benefit.

2.2 Additional Subscription Privilege. PolyMet shall ensure that each Qualifying Shareholder who has exercised its Rights in full by the Rights Offering Expiry Time shall have the right to subscribe for additional Shares immediately prior to the Rights Offering Expiry Time (if such are available) as a result of Rights that are not exercised by the Rights Offering Expiry Time, subject to pro ration as provided for in the Rights Offering Notice and the Rights Offering Circular (the "Additional Subscription Privilege").

2.3 Standby Commitment.

(a) Subject to and in accordance with the provisions of this Agreement, Glencore hereby agrees to subscribe for and PolyMet hereby agrees to issue to Glencore at the Subscription Price and on the Rights Offering Closing Date, as fully paid and non-assessable Shares, such number of Shares (the "Standby Shares") equal to the result of (x) minus (y), where: (x) equals 92,606,635 Shares; and (y) equals the number of Shares subscribed for and taken up under the Rights Offering by holders of Rights, including Glencore, pursuant to the Basic Subscription Right and Additional Subscription Privilege (if any) (such commitment referred to as the "Standby Commitment").

(b) Glencore and PolyMet hereby agree that it is the intent of both Parties that Glencore, by virtue of acting as Standby Purchaser hereunder, shall not be deemed an "underwriter" or deemed to be engaged in broker-dealer activity requiring registration as defined in Applicable Securities Laws, and Glencore and PolyMet shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

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2.4 Offering Size and Price Determination

(a) The gross proceeds from the Rights Offering will, subject as provided in Section 2.4(d) of this Schedule 2 below, be equal (as nearly as reasonably practicable) to the Gross Proceeds. The subscription price per Rights Offering Share (the "Subscription Price") is US$2.11.

(b) The aggregate number of Rights Offering Shares is 92,606,635 Shares, which number will be subject to increase as described in Section 2.4(d) of this Schedule 2 below.

(c) For each Right held, the holder thereof will be entitled to subscribe for a fractional number of Shares (the “Basic Subscription Right”) determined by dividing the total number of Rights Offering Shares (calculated in accordance with Section 2.4(b) of this Schedule 2 above) by the total the number of Shares outstanding determined on the latest practicable date before the date of the filing of the Rights Offering Notice and the Rights Offering Circular.

(d) The ratio of new Rights Offering Shares offered pursuant to the Basic Subscription Right ("Basic Entitlement Shares") for each existing Share held will be fixed at the date of the filing of the Rights Offering Notice and the Rights Offering Circular as described above ("Rights Offering Ratio"). However, if any Shares are issued prior to the Record Date (where such Shares are not already included in the number of shares determined on the Record Date), the Rights Offering Ratio will remain fixed as determined in the Rights Offering Notice and the Rights Offering Circular and consequently, the number of Rights issued and the Rights Offering Shares will be increased. For the avoidance of doubt, this will not increase the Standby Commitment of Glencore.

(e) Where a holder's exercise of Rights would otherwise entitle such holder to fractional Shares, such holder's entitlement will be reduced to the next lowest whole number of Shares. PolyMet will not be required to issue fractional Shares or to pay cash in lieu thereof.

2.5 Timing of Rights Offering. Subject to and in accordance with the provisions hereof, PolyMet agrees that it will file with the Securities Authorities in the Qualifying Jurisdictions and with the SEC the Rights Offering Notice and the Rights Offering Circular and all other required documents and fees as soon as practicable following the execution of this Agreement (and for the avoidance of doubt, no later than the close of business on the date on which this Agreement is executed) and take all other steps and proceedings that may be necessary to ensure that the distribution of: (i) the Rights and the Common Shares issuable upon exercise of the Rights in the Qualifying Jurisdictions under the terms of the Rights Offering, and (ii) the Standby Shares issuable to Glencore will, in each case, comply with applicable Securities Laws. PolyMet shall:

(a) as soon as practicable following the execution of this Agreement (and for the avoidance of doubt, before the commencement of trading on the next trading day on the TSX and NYSE American following the execution of this Agreement) issue a press release announcing that the record date will be the date falling not less than seven trading days after that announcement (the "Record Date"); and

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(b) (i) within two Business Days after the Record Date, mail to holders of record in a Qualifying Jurisdiction a Direct Registration System ("DRS") advice (the "DRS Advice") evidencing the total number of rights to which a Qualifying Shareholder is entitled, together with a commercial copy of the Rights Offering Notice; (ii) within six Business Days after the Record Date, mail to beneficial holders in a Qualifying Jurisdiction (determined pursuant to and in the manner contemplated by NI 54-101) a DRS Advice evidencing the total number of Rights to which a Qualifying Shareholder is entitled, together with a commercial copy of the Rights Offering Notice; (iii) within two Business Days after the Record Date, mail to holders of record not in a Qualifying Jurisdiction a commercial copy of the Rights Offering Notice or the Registration Statement, as applicable, together with a letter advising them that their DRS Advice will be issued on their behalf to the Subscription Agent; and (iv) within six Business Days after the Record Date, mail to beneficial holders not in a Qualifying Jurisdiction (determined pursuant to and in the manner contemplated by NI 54-101) a commercial copy of the Rights Offering Notice or the Registration Statement, as applicable together with a letter advising them that their DRS Advice will be issued on their behalf to the Subscription Agent.

2.6 Additional Subscription Shares and Standby Shares.

(a) Subject to and in accordance with the provisions hereof, on the Rights Offering Closing Date, Glencore will pay in immediately available funds by wire transfer to an account designated by PolyMet, the aggregate Subscription Price that is payable for the Basic Entitlement Shares and the Standby Shares to be purchased by it hereunder, and PolyMet will issue the Basic Entitlement Shares and the Standby Shares to Glencore as fully paid and non-assessable Shares, shall issue to Glencore in electronic book-entry form such Shares and shall reflect Glencore's receipt of such Shares in book-entry form, including registering such Shares in the name of Glencore or one or more designees of Glencore, as applicable.

(b) In the event that Glencore exercises, in full or in part, its Additional Subscription Privilege, Glencore shall be obligated to pay for such Shares ("Additional Subscription Shares") in accordance with the provisions of the Rights Offering, and on the Rights Offering Closing Date, PolyMet will issue the Additional Subscription Shares to Glencore as fully paid and non-assessable Shares, will issue the Basic Entitlement Shares and the Standby Shares to Glencore as fully paid and non-assessable Shares, shall issue to Glencore in electronic book-entry form such Shares and shall reflect Glencore's receipt of such Shares in book-entry form, including registering such Shares in the name of Glencore or one or more designees of Glencore, as applicable.

2.7 Standby Fee to Glencore. Subject to the successful completion of the Rights Offering and the Standby Commitment on the Rights Offering Closing Date, in consideration of Glencore providing the Standby Commitment, the Company shall pay Glencore a standby commitment fee equal to 3.00% of the Gross Proceeds, being US$ 5.862 million (the "Standby Fee"). Such fee shall be payable in immediately available funds by wire transfer to an account designated by Glencore on the Rights Offering Closing Date.

2.8 Payment Mechanics. Notwithstanding Section 2.6 and 2.7 of this Schedule 2, PolyMet hereby irrevocably authorizes and directs Glencore to pay and apply such amount of the funds owing by Glencore under Section 2.6 of this Schedule 2 against and in satisfaction of: (a) the Closing Date Indebtedness other than the Standby Fee; (b) the Standby Fee; and (c) to pay the balance of the funds owing by Glencore to PolyMet under Section 2.6 of this Schedule 2 in immediately available funds by wire transfer to an account designated by PolyMet.

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2.9 Dealer Manager. The Company shall have the right to retain the services of a managing dealer, soliciting dealer or similar advisor, provided that, for the avoidance of doubt, any fees payable to any such managing dealer, soliciting dealer or similar advisor shall be for the account for the Company and shall not be deducted (if at all) from the proceeds of Rights Offering until the Company has repaid the Closing Date Indebtedness and paid the Standby Fee, in each case in full.

2.10 Miscellaneous. Any Shares held by a member of the Glencore plc group of companies, other than Glencore, shall for all purposes of this Schedule 2, be deemed to be held by Glencore and Glencore shall be entitled to execute and deliver (as agent or otherwise for such other members of the Glencore plc group of companies) any and all notices and/or other documents to be executed and/or delivered by a holder of Shares or Rights and PolyMet shall accept any such notices or other documents so executed and/or delivered.

ARTICLE 3
COVENANTS OF POLYMET

3.1 Subject to and in accordance with the provisions hereof, PolyMet undertakes and agrees with and in favour of Glencore that:

(a) Rights Offering Notice and Rights Offering Circular. As provided in Section 2.5 of this Schedule 2, PolyMet will file with the Securities Authorities in the Qualifying Jurisdictions, the Rights Offering Notice and the Rights Offering Circular and with the SEC the Registration Statement, of which the Rights Offering Notice and the Rights Offering Circular are a part, relating to the proposed distribution of the Rights Offering Securities. The Company will provide Glencore with the reasonable opportunity to review and comment on the Rights Offering Notice, the Rights Offering Circular, and Registration Statement and will take into account Glencore's reasonable comments thereon. If requested by PolyMet (acting reasonably), Glencore shall provide to PolyMet, for the purposes of the Rights Offering Notice, the Rights Offering Circular, Registration Statement and any Press Announcement, information regarding Glencore's future intentions for its holding in PolyMet and will confirm the accuracy of such information provided. PolyMet will take all other reasonable steps and proceedings that may be necessary in order that the distribution of the Rights Offering Securities in each of the Qualifying Jurisdictions complies with applicable Securities Laws.

(b) Supplementary Material. If required by Securities Laws, PolyMet will prepare any amendments to the Rights Offering Notice, the Rights Offering Circular, Registration Statement and/or any documentation supplemental thereto and/or any amending or supplemental documentation and/or any similar document required to be filed by it under the Securities Laws. PolyMet will also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any material change. The Company will provide Glencore with the reasonable opportunity to review and comment on any such documentation and will take into account Glencore's reasonable comments thereon.

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(c) Consents and Approvals. PolyMet will use its best efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Rights Offering Securities in all Qualifying Jurisdictions and to Glencore as contemplated herein and in the Rights Offering Notice, Rights Offering Circular and Registration Statement and the entering into and performance by it of the Agreement (including, for the avoidance of doubt, the issuance of the Rights Offering Securities).

(d) Cease Trade Order or Other Investigation. From the date hereof through the earlier of: (i) the Rights Offering Closing Date; and (ii) the termination of the Agreement in accordance with its terms, PolyMet will immediately notify Glencore in writing of any written demand, request or inquiry (formal or informal) by any of the Securities Authorities or other Governmental Entity that concerns any matter relating to the affairs of PolyMet that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by the Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of PolyMet. Any notice delivered to Glencore as aforesaid will contain reasonable details of the demand, request, inquiry, order or ruling in question. PolyMet will use its best efforts to prevent the issuance of any orders contemplated in this Section 3.1(d) of this Schedule 2 and, if issued, to obtain their prompt withdrawal.

(e) Listing. PolyMet will take all lawful action (including taking all lawful action required by each of the TSX Letter and the NYSE American Letter) as may be required and appropriate so that the Rights Offering Securities are (and remain) conditionally approved for listing on the TSX and NYSE American, subject to receipt of customary final documentation.

(f) Securities Laws. PolyMet will take all lawful action as may be necessary and appropriate so that the Rights Offering and the other transactions contemplated in the Agreement will be effected in accordance with Securities Laws. It will consult with Glencore and its advisors upon their reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and it will provide to Glencore and its advisors copies of any documents that are to be submitted by it to any Securities Authorities or other regulatory authority for such purpose prior to being so submitted and it will give Glencore and its advisors an opportunity to comment on same and will take into account Glencore's reasonable comments thereon.

(g) Obtaining of Report. PolyMet will cause Computershare to deliver to Glencore, as soon as is practicable following the Rights Offering Expiry Time, details concerning the total number of Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including (without limitation) those Shares subscribed and paid for pursuant to the Additional Subscription Privilege, and accordingly the number of Standby Shares for which Glencore must subscribe pursuant to Section 2.3 of this Schedule 2.

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(h) Mailing of Materials. PolyMet will effect and complete the mailing of commercial copies of the Rights Offering Notice Registration Statement and the other materials as set out in Section 2.5(b) of this Schedule 2.

(i) Application of Proceeds. PolyMet shall immediately apply the proceeds of the Rights Offering to repay in full the Closing Date Indebtedness (including, for the avoidance doubt, the Standby Fee), provided, for the avoidance of doubt, PolyMet acknowledges Glencore's rights under Section 2.8 of this Schedule 2. As provided in Section 3.2(b) of this Schedule 2, the balance of the proceeds from the Rights Offering shall be applied in the manner and for the purposes described in the Rights Offering Notice, the Rights Offering Circular and the 2023 Registration Rights Agreement.

(j) 2023 Registration Rights Agreement. On or before the Rights Offering Closing Date, PolyMet shall execute and deliver the 2023 Registration Rights Agreement to Glencore.

3.2 PolyMet undertakes to Glencore that it will:

(a) not knowingly and intentionally use the proceeds from the Rights Offering, or lend, contribute or otherwise make available such proceeds in any manner that results in an ABC Violation; and

(b) use the proceeds from the Rights Offering in the manner and for the purposes described in the Rights Offering Notice and the Rights Offering Circular.

Without limiting the generality of Section 9, In the case of each of: (x) Section 3.2(a) of this Schedule 2; and (y) Section 3.2(b) of this Schedule 2, the Company shall promptly (and in any event within two Business Days) deliver to Glencore all materials reasonably requested by Glencore in connection with such Sections including information relating to the Company's performance of its obligations under such Sections.

ARTICLE 4
REGULATORY COVENANTS

4.1 Cooperation. The Company and Glencore shall give each other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such applications, notifications or filings or any such transaction. The Parties agree that both the Company and Glencore shall be represented at all in-person meetings and in all substantive conversations with any Governmental Entity regarding the matters set forth in this Article 4 of this Schedule 2, except if, and to the extent that, any Governmental Entity objects to any Party's being represented at any such meeting or in any such conversation. To the extent not prohibited by applicable law or any Governmental Entity and subject to any applicable privileges (including attorney-client privilege), the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with any proceedings contemplated by this Section 4.1. Unless the Company and Glencore agree otherwise in writing, Glencore shall take the lead in coordinating any applications, notifications or filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity.

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4.2 No Obligation to Make Divestiture or take Certain Other Actions.  Notwithstanding the foregoing, nothing in this Article 4 of this Schedule 2 or otherwise in this Agreement shall require Glencore or any Affiliate of Glencore to: (a) propose, negotiate, effect or agree to, the sale, divestiture, license, holding separate or other disposition of any assets or businesses of Glencore or any Affiliate of Glencore; (b) terminate, restrict, modify or amend any existing relationships, ventures, contractual rights or obligations of Glencore or any Affiliate of Glencore (including pursuant to this Agreement); (c) expend any material funds or incur any material burden; (d) create any relationship, contractual rights or obligations; (e) effectuate any other change or restructuring to Glencore or any Affiliate of Glencore; (f) commence or participate in any litigation in order to obtain any waivers, consents or approvals of any Governmental Entity; (g) litigate, defend, challenge or contest any action, suit or proceeding (including any action, suit or proceeding seeking a temporary restraining order or preliminary injunction) challenging this Agreement or the transactions contemplated hereby or otherwise take any action that limits the freedom of action with respect to Glencore's ability to retain any of the businesses or assets of, Glencore or any Affiliate of Glencore.

ARTICLE 5
CHANGES

5.1 Material Change During Distribution.

(a) During the period from the date of the Agreement to the Rights Offering Closing Date, PolyMet will promptly (and in any event within one Business Day) notify Glencore in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of PolyMet and its Subsidiaries taken as a whole.

(b) During the period from the date hereof to the Rights Offering Closing Date, PolyMet will promptly (and in any event within one Business Day) notify Glencore in writing of:

(i) any material fact that has arisen or been discovered and that would be required under Securities Laws to be disclosed in the Rights Offering Notice, Rights Offering Circular or Registration Statement if filed on such date; and

(ii) any change in any material fact contained in the Rights Offering Notice, Rights Offering Circular or Registration Statement, including (without limitation) all documents incorporated by reference, which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Rights Offering Notice, Rights Offering Circular or Registration Statement or that would result in the Rights Offering Notice, Rights Offering Circular or Registration Statement not complying with applicable Securities Laws.

(c) PolyMet will promptly, and in any event within any applicable time limitation, comply, to the satisfaction of Glencore, acting reasonably, with all applicable filings and other requirements under the Securities Laws as a result of such fact or change.

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5.2 Change in Securities Laws. If during the period of distribution to the public of the Rights, there is any change in the Securities Laws that, in the opinion of Glencore, acting reasonably, requires the filing of an amendment to the Rights Offering Notice, the Rights Offering Circular, or the Registration Statement, PolyMet will promptly prepare and file such amendment to the Rights Offering Notice or Rights Offering Circular with the appropriate Securities Authority in each of the Qualifying Jurisdictions where such filing is required and file any amendment to the Registration Statement with the SEC. PolyMet will provide Glencore with the reasonable opportunity to review any comment on any Rights Offering Notice or Rights Offering Circular amendment and any amendment to the Registration Statement and will take into account Glencore's reasonable comments thereon.

5.3 Change in Rights Offering Closing Date. If a material change occurs after the date of filing of the Rights Offering Notice and the Rights Offering Circular with the Securities Authorities and the filing of the Registration Statement with the SEC and prior to the Rights Offering Closing Date, the Rights Offering Closing Date will be, unless PolyMet and Glencore otherwise agree in writing, the later of the previously scheduled Rights Offering Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such material change have been complied with in all Qualifying Jurisdictions and any appropriate documents obtained for such filings and notice of such filings from PolyMet or PolyMet's counsel have been received by Glencore, provided that in no event shall the Rights Offering Closing Date be later than April 28, 2023.

ARTICLE 6
RIGHTS OFFERING CLOSINGS AND CONDITIONS

6.1 Rights Offering Closing. The closing of the Rights Offering, including the closing of the purchase by Glencore and sale by PolyMet of the Standby Shares, if any, to be purchased by Glencore hereunder will be completed at 8:30 a.m. (Vancouver time) (the "Rights Offering Closing Time") on the second Business Day following the Rights Offering Expiry Date (the "Rights Offering Closing Date") or at such other time and/or on such other date as PolyMet and Glencore may agree upon in writing. On such date, and upon payment being made by Glencore in accordance with Section 2.6 of this Schedule 2 and Section 2.8 of this Schedule 2 PolyMet will: (x) issue to Glencore in electronic book-entry form the number of Shares that is equal to the aggregate of: (a) the number of Basic Entitlement Shares to be purchased by Glencore; (b) the number of any Standby Shares to be purchased by Glencore; and (c) the number of any Additional Subscription Shares to be purchased by Glencore; (y) reflect Glencore's receipt of such Shares in electronic book-entry form, including registering such Shares in the name of Glencore or one or more designees of Glencore, as applicable; and (z) pay the Standby Fee to Glencore or one or more of its designees.

6.2 Electronic Closing. On or before the Rights Offering Closing Time, the Company will deliver to John Burton at john.burton@glencore.com, with a copy to Adam Taylor at ataylor@mccarthy.ca and Roger Taplin rtaplin@mccarthy.ca by electronic delivery of all documents and instruments to be executed and delivered by or on behalf of the Company other than the issuance at the Rights Offering Closing Time, as the case may be, the  number of Shares that is equal to the number of Standby Shares (and, if applicable any Additional Subscription Shares) to be purchased by Glencore, which shares will be issued in electronic book entry form; and Glencore will deliver to Patrick Keenan at pkeenan@polymetmining.com, with a copy to Denise Nawata at dnawata@farris.com by electronic delivery all documents and instruments to be executed and delivered by or on behalf of Glencore and will wire, in immediately available funds, the amounts to be paid by Glencore on the Rights Offering Closing Date to an account designated in writing by the Company at least two Business Days prior to the Rights Offering Closing Date for receipt by the Company at the Rights Offering Closing Time. All documents and instruments delivered to John Burton on behalf of Glencore or Patrick Keenan on behalf of the Company are to be held for delivery to the appropriate Party at the Rights Offering Closing Time if and when all such documents and instruments have been delivered and such certificates have been delivered as aforesaid and such funds have been received.

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6.3 Mutual Conditions. The respective obligations of each of PolyMet and Glencore to complete the issuance by PolyMet and the subscription by Glencore for the Rights Offering Shares are subject to the following conditions being satisfied in full, provided that in the case of PolyMet, only if PolyMet has used its best efforts to comply with (or cause to be complied with) such conditions:

(a) There shall not be any order issued by a Governmental Entity pursuant to laws, nor shall there be any determination or change of law, in either case which suspends, ceases, restricts or suspends trading in the Rights or the Shares or operates to prevent or restrict the lawful sale or distribution of the Rights Offering Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(b) The Rights shall be listed on the TSX and NYSE American.

(c) The TSX and NYSE American shall have approved the listing of the Rights Offering Shares, subject to the filing of customary documents with the TSX and NYSE American.

6.4 Conditions in Favour of Glencore. The obligation of Glencore to complete the subscription of the Rights Offering Share is subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of Glencore, any of which may be waived, in whole or in part, by Glencore, in its sole and absolute discretion:

(a) The Parties shall have entered into the 2023 Registration Rights Agreement.

(b) This Agreement shall not have been terminated in accordance with its provisions.

(c) All actions required to be taken by or on behalf of PolyMet including the passing of all requisite resolutions of the directors of PolyMet and all requisite filings with any Governmental Entity will have occurred on or prior to the Rights Offering Closing Date, so as to validly authorize the execution and filing of the Rights Offering Notice and the Rights Offering Circular, any amendment to the Rights Offering Notice and the Rights Offering Circular, and Registration Statement and to create and issue the Rights Offering Securities, in each case having the attributes contemplated by the Rights Offering Notice, Rights Offering Circular and Registration Statement, and PolyMet will have taken all requisite actions, including the passing of all requisite resolutions of the directors of PolyMet, and have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, the other transactions contemplated in the Agreement and the purchase of Standby Shares by Glencore as contemplated herein.

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(d) Glencore shall have received a legal opinion as to matters of the laws of Canada dated as of the Rights Offering Closing Date from PolyMet's Canadian counsel (who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of PolyMet) substantially in the form of Exhibit 5.4(E).

(e) Glencore shall have received a legal opinion as to matters of the laws of the United States dated as of the Rights Offering Closing Date from Troutman Sanders LLP, United States counsel to the Company (who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of PolyMet) substantially in the form of Exhibit 5.4(F).

(f) Glencore shall have received at the Rights Offering Closing Date, a certificate or certificates dated the Rights Offering Closing Date signed on behalf of PolyMet by the Chief Executive Officer and the Chief Financial Officer of PolyMet or such other officers of PolyMet acceptable to Glencore, acting reasonably, in form and content satisfactory to Glencore, acting reasonably, addressed to Glencore certifying for and on behalf of PolyMet and not in their personal capacity after having made due enquiry, with respect to the following matters:

(i) its constating documents;

(ii) the resolutions of its board of directors relevant to the approval of the Rights Offering Notice, Rights Offering Circular and Registration Statement and the signing and filing thereof, the allotment and issue of the Rights Offering Securities and the authorization of the Agreement and the transactions contemplated therein; and

(iii) the incumbency and signatures of certain of its authorized signing officers.

(g) PolyMet shall have performed or complied with, in all material respects, each of its covenants contained in the Agreement and each of its representations and warranties which are qualified as to materiality shall be true and correct, and all representations and warranties not so qualified shall be true and correct in all material respects, and Glencore shall have received at the Rights Offering Closing Date a certificate or certificates dated the Rights Offering Closing Date, and signed on behalf of PolyMet by the Chief Executive Officer and the Chief Financial Officer of PolyMet or such other officers of PolyMet acceptable to Glencore, acting reasonably, in form and content satisfactory to Glencore, acting reasonably, addressed to Glencore certifying for and on behalf of PolyMet and not in their personal capacity after having made due enquiry and after having carefully examined the Rights Offering Notice, Rights Offering Circular and Registration Statement, including all documents incorporated by reference that:

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(i) since the respective dates as of which information is given in the Rights Offering Notice, Rights Offering Circular or Registration Statement, as amended or supplemented which has been filed and receipted, as required, there has been no requirement to file an amendment to the Rights Offering Notice or Rights Offering Circular under Securities Laws or an amendment of the Registration Statement with the SEC;

(ii) no order, ruling, determination or change in law, in any such case, having the effect of preventing, restricting or suspending the sale or distribution of the Rights suspending the sale or ceasing the trading of the Rights Offering Securities or any other securities of PolyMet or prohibiting the sale of the Rights Offering Securities has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened under Securities Laws or by any Governmental Entity;

(iii) all representations and warranties of PolyMet made in this Agreement, which are qualified as to materiality shall be true and correct, and all representations and warranties not so qualified shall be true and correct in all material respects, as of the Rights Offering Closing Time, as though made on and as of the Rights Offering Closing Time;

(iv) all covenants of PolyMet in this Agreement, to be performed on or before the Rights Offering Closing Time, shall have been duly performed by PolyMet in all material respects;

(v) neither the Rights nor any Shares will have been delisted or suspended or halted from trading for a period of greater than one Business Day at any time prior to the Rights Offering Closing Date; and

(vi) no Material Adverse Effect will have occurred or have been disclosed (if previously undisclosed) at any time after the date hereof and prior to the Rights Offering Closing Date; and

(h) Rights Offering Closing Date shall have occurred on or before April 28, 2023.

6.5 Conditions in Favour of PolyMet. The obligation of PolyMet to issue the Standby Shares to Glencore is subject to the following conditions being satisfied in full which conditions are for the exclusive benefit of PolyMet, any of which may be waived, in whole or in part, by PolyMet, in its sole and absolute discretion:

(a) Glencore shall have performed or complied with, in all material respects, each of its covenants contained in the Agreement and each of its representations and warranties shall be true and correct and PolyMet shall have received at the Rights Offering Closing a certificate or certificates dated the Rights Offering Closing Date and signed on behalf of Glencore by such officers of Glencore acceptable to PolyMet, acting reasonably, addressed to PolyMet certifying for and on behalf of Glencore and not in their personal capacity after having made due enquiry that:

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(i) all representations and warranties of Glencore made in the Agreement shall be true and correct as of the Rights Offering Closing Time, as though made on and as of the Rights Offering Closing Time; and

(ii) all covenants of Glencore in the Agreement to be performed on or before the Rights Offering Closing Time, shall have been duly performed by Glencore in all material respects.

ARTICLE 7
TERMINATION

7.1 Termination by PolyMet or Glencore. Either PolyMet or Glencore may terminate the Agreement by giving written notice to the other Party, if the conditions set out in Section 6.3 of this Schedule 2 are not satisfied on or before the Rights Offering Closing Date or such other date as may be agreed in writing by PolyMet and Glencore.

7.2 Termination by PolyMet. PolyMet may terminate the Agreement by giving written notice to Glencore at any time if any of the conditions set out in Section 6.5 of this Schedule 2 are not satisfied on or before the Rights Offering Closing Date, provided however that PolyMet will be entitled to make such election to terminate only if PolyMet has complied with its obligations under the Agreement.

7.3 Termination by Glencore. Glencore may terminate the Agreement by giving written notice to PolyMet at any time if:

(a) PolyMet fails to: (i) obtain final listing approval from the TSX or NYSE American for the Rights at least two days prior to the date named as the Record Date in the Rights Offering Notice and the Rights Offering Circular; (ii) obtain (or maintain) conditional listing approval from the TSX and NYSE American in respect of the Shares issuable upon exercise of the Rights and the Standby Shares, prior to or on the Rights Offering Closing Date, subject to receipt of customary final documentation;

(b) any of the conditions set out in Section 6.4 of this Schedule 2 are not satisfied on or before the Rights Offering Closing Date;

(c) the Rights Offering Closing Date shall not have occurred on or before April 28, 2023;

(d) the Shares are de-listed or suspended or halted for trading for a period greater than one Business Day for any reason by the TSX or NYSE American at any time; or

(e) if the Rights Offering is otherwise terminated or cancelled.

ARTICLE 8
INDEMNIFICATION

8.1 PolyMet covenants and agrees to protect, indemnify and hold harmless Glencore for and on behalf of itself and for and on behalf of and in trust for each of its Affiliates and Glencore's and their respective directors, officers, shareholders, partners, employees and agents (collectively, the "Glencore Indemnified Parties") from and against any and all direct and indirect losses, claims, damages, demands, costs, expenses and other liabilities of any kind, ("Losses") which any of them may be subject to or suffer or incur to any third party:

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(a) by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Rights Offering Notice, Rights Offering Circular or Registration Statement (other than a Misrepresentation in the Rights Offering Notice, Rights Offering Circular or Registration Statement attributable to information provided by or on behalf of Glencore in respect of itself expressly for inclusion in the Rights Offering Notice, Rights Offering Circular or Registration Statement); and/or

(b) by reason of or in any way, directly or indirectly, out of any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any Governmental Entity or by any other Person, based upon any Misrepresentation or alleged Misrepresentation in the Rights Offering Notice, Rights Offering Circular or Registration Statement (other than a Misrepresentation in the Rights Offering Notice, Rights Offering Circular or Registration Statement attributable to information provided by or on behalf of the Glencore Indemnified Parties in respect of themselves for inclusion in the Rights Offering Notice, Rights Offering Circular or Registration Statement); and/or

(c) the non-compliance or alleged non-compliance by PolyMet with any requirement of Securities Laws or any other laws in connection with the Rights Offering; and/or

(d) by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of PolyMet contained in the Agreement.

8.2 The indemnification in this Article 8 may not be used by Glencore to bring a claim against PolyMet in circumstances where Glencore has not suffered any Losses to a third party. The indemnification in this Article 8 may not be used by PolyMet to bring a claim against Glencore in circumstances where PolyMet has not suffered any Losses.

8.3 Glencore covenants and agrees to protect, indemnify and hold harmless PolyMet for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all Losses caused or incurred to any third party by reason of, or in any way arising, directly or indirectly, out of: (a) any breach or default of or under any representation, warranty, covenant or agreement of Glencore contained herein; or (b) any information relating solely to Glencore that Glencore provided to PolyMet in writing expressly for inclusion in the Rights Offering Notice, Rights Offering Circular or Registration Statement.

8.4 The indemnification by PolyMet contained in Section 8.1 of this Schedule 2 will not apply in respect of any Losses caused or incurred by reason of or arising out of any Misrepresentation, order, inquiry, investigation or other matter or thing referred to herein which is based upon or results directly from any information relating solely to Glencore that Glencore provided to PolyMet in writing expressly for inclusion in the Rights Offering Notice, Rights Offering Circular or Registration Statement.

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8.5 Nothing in this Article 8 shall affect the ability of the Company to bring a claim against Glencore in respect of any breach of this Agreement by Glencore, and nothing in this Article 8 shall affect the ability of Glencore to bring a claim against the Company in respect of any breach of this Agreement by the Company.

8.6 In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an "Indemnified Party") shall promptly notify the Person from whom indemnification is being sought (being either PolyMet under Section 8.1 of this Schedule 2 or Glencore under Section 8.2 of this Schedule 2, as the case may be (the "Indemnifying Party")) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

8.7 In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on such Person's behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such other counsel; or

(b) the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses), provided, however, the Indemnifying Party shall not, in connection with any such claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

8.8 Notwithstanding anything herein contained, neither PolyMet nor Glencore shall agree to any settlement of any such claim, action, suit or proceeding unless the other has consented in writing thereto, and neither Party shall be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

8.9 If the indemnification provided for in this Article 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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8.10 The obligations of PolyMet and Glencore under this Article 8 shall survive completion of any offerings described herein and any termination of the Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

8.11 To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article 8 to the fullest extent permitted by law; provided, however, that no Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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SCHEDULE 3
FORM OF LAUNCH PRESS ANNOUNCEMENT

(See attached)

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444 Cedar Street, Suite 2060, St. Paul, MN 55101 Tel: +1 (651) 389-4100 www.polymetmining.com

TSX: POM, NYSE American: PLM

NEWS RELEASE

2023-02

PolyMet announces filing of a Rights Offering Circular

St. Paul, Minn., February 27, 2023 - PolyMet Mining Corp. TSX: POM; NYSE American: PLM, ("PolyMet" or the "company") today announced that it has filed a rights offering circular (the "Circular") and rights offering notice (the "Notice") with respect to PolyMet's previously announced offering (the "Rights Offering") of rights ("Rights") to holders of common shares ("Common Shares") of record as of the close of markets on March 10, 2023 (the "Record Date").

Pursuant to the Rights Offering, holders of Common Shares ("Shareholders") on the Record Date will receive one (1) right (a "Right") for each Common Share held. Each Right will entitle the Shareholder to subscribe for 0.91068844 Common Share upon payment of a subscription price of US$2.11 per Common Share (the "Rights Price"). No fractional Rights will be issued. No fractional Common Shares will be issued. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder's entitlement will be reduced to the next lowest whole number of Common Shares. The company will not be required to issue fractional Common Shares or pay cash in lieu thereof. PolyMet expects to raise approximately US$195,400,000 under the Rights Offering.

The company has also entered into a standby purchase agreement with Glencore AG ("Glencore"), the company's largest shareholder (the "Standby Purchase Agreement"), pursuant to which Glencore, subject to certain terms and conditions and limitations, has agreed to exercise its basic subscription privilege in full and to purchase at the Rights Price, that number of Common Shares, equal to the difference, if any, of (x) the total number of Common Shares offered pursuant to the Rights Offering minus (y) the number of Common Shares subscribed for pursuant to the basic subscription privilege and the additional subscription privilege (the "Standby Commitment"). As a result, subject to the satisfaction of the terms and conditions of the Standby Purchase Agreement, the Rights Offering will be fully backstopped by Glencore. Glencore will be entitled to a fee at the closing of the Rights Offering of approximately US$5,862,000 which is equal to 3.0 percent of the total funds committed by Glencore (based on the assumptions in this news release). Further details on Glencore's holdings in the company are set out below.

The company intends to make available the proceeds of the Rights Offering for: (a) repayment of costs related to the Rights Offering and repayment of all of its unsecured and secured and convertible debt owed to Glencore (the "Glencore Debt") which, as at January 31, 2023, was US$97 million, with additional interest accruing of approximately US$800,000; (b) funding the company's portion of NewRange Copper Nickel LLC, a 50:50 joint venture the company entered into with Teck Resources Limited ("Teck") on February 14, 2023 that places PolyMet's NorthMet resource and Teck's Mesaba resource under single management; and (c) general corporate purposes.

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By virtue of its 71 percent shareholding in PolyMet, Glencore is a related party to the company, and the Rights Offering, as a result of the Standby Commitment, is a related party transaction pursuant to Multilateral Instrument 61-101 - Protection of Minority Securityholders in Special Transactions ("MI 61-101"). However, the Rights Offering is exempt from the formal valuation and minority shareholder approval requirements under MI 61-101 pursuant to section 5.1(k)(ii) of MI 61-101.

The Rights will trade on the Toronto Stock Exchange ("TSX") under the symbol "POM.RT" commencing on the open of the market on March 9, 2023 and will trade until 12:00 p.m. (Eastern time) on April 4, 2023. The Rights will also trade on the NYSE American under the symbol "PLM.RT" commencing on the open of the market on March 8, 2023 and will be suspended on the NYSE American prior to the markets opening on April 4, 2023. The Rights will expire at 5:00 p.m. (Eastern time) on April 4, 2023 (the "Expiry Time"), after which time unexercised Rights will be void and of no value. Shareholders who fully exercise their Rights under the basic subscription privilege will be entitled to subscribe for additional Common Shares, if available as a result of unexercised Rights prior to the Expiry Time, subject to certain limitations as set out in the Circular. The company expects to close the Rights Offering on or about April 5, 2023, but in any event no later than April 28, 2023.

Certain of the Glencore Debt is due on March 31, 2023, however, Glencore has confirmed it will: (a) not convert the Convertible Debentures (as defined below); and (b) extend the maturity of the Glencore Debt, in each case until the date that is two business days after the expiry date of the Rights Offering at which time PolyMet will repay the Glencore Debt (as defined below).

The Notice and accompanying Rights direct registration statements (the "Rights DRS") will be mailed to registered Shareholders in the eligible jurisdictions as of the Record Date on or about March 14, 2023. To subscribe for Common Shares, registered Shareholders must mail the completed Rights DRS, together with applicable funds, to the Rights depositary and subscription agent, Computershare Investor Services, Inc., prior to the Expiry Time. Shareholders who hold their Common Shares through an intermediary, such as a bank, trust company, securities dealer or broker, will receive materials and instructions from their intermediary.

The Rights Offering, and Glencore's ability and obligation to participate in the Rights Offering, including in respect of the Standby Commitment, is subject to certain conditions.

Further details concerning the Rights Offering, including the terms of the Standby Purchase Agreement, are contained in the company's notice and information circular dated February 27, 2023, which is available on the company's SEDAR profile and in the company's Registration Statement on Form F-10, to be filed with the U.S. Securities and Exchange Commission on EDGAR (available at www.sec.gov). The foregoing description of certain terms of the Standby Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements to be filed by PolyMet under its profile at www.sedar.com.

*  *  *  *  *

This news release does not constitute an offer to sell, nor the solicitation of an offer to buy, the securities in any jurisdiction; nor shall there be any sale of securities mentioned in this news release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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*  *  *  *  *

About PolyMet

PolyMet is a mine development company holding a 50% interest in NewRange Copper Nickel LLC, a 50:50 joint venture with Teck Resources. NewRange Copper Nickel holds the NorthMet and Mesaba copper, nickel, cobalt and platinum group metal (PGM) deposits, two globally significant clean energy mineral resources located in the Duluth Complex in northeast Minnesota. The Duluth Complex is one of the world's major, undeveloped copper, nickel and PGM metal mining regions. NorthMet is the first large-scale project to have received permits within the Duluth Complex.

For more information: www.polymetmining.com

About Glencore and its holdings in PolyMet

Glencore is one of the world's largest global diversified natural resource companies and a major producer and marketer of more than 60 responsibly-sourced commodities that advance everyday life. Through a network of assets, customers and suppliers that spans the globe, Glencore produces, processes, recycles, sources, markets and distributes the commodities that enable decarbonization while meeting the energy needs of today.

Glencore companies employ around 135,000 people, including contractors. With a strong footprint in over 35 countries in both established and emerging regions for natural resources, Glencore marketing and industrial activities are supported by a global network of more than 40 offices.

Glencore's customers are industrial consumers, such as those in the automotive, steel, power generation, battery manufacturing and oil sectors. The company also provides financing, logistics and other services to producers and consumers of commodities.

Glencore is proud to be a member of the Voluntary Principles on Security and Human Rights and the International Council on Mining and Metals. It is an active participant in the Extractive Industries Transparency Initiative.

Glencore recognizes its responsibility to contribute to the global effort to achieve the goals of the Paris Agreement. Its ambition is to be a net zero total emissions company by 2050. In August 2021, Glencore increased its medium-term emission reduction target to a 50% reduction by 2035 on 2019 levels and introduced a new short-term target of a 15% reduction by 2026 on 2019 levels.

As at January 31, 2023 Glencore holds 72,008,404 Common Shares, representing approximately 70.8% of the issued and outstanding Common Shares. In addition, Glencore also holds: (i) a purchase warrant (the "2019 Warrant"); (ii) convertible debentures (the "2020 Convertible Debentures") in the aggregate principal amount of US$30,000,000; (iii) a convertible debenture (the "2021 Convertible Debenture") in the aggregate principal amount of US$10,000,000; (iv) convertible debentures (the "2022 Convertible Debentures" in the aggregate principal amount of US$40,000,000, and collectively with the 2020 Convertible Debenture and the 2021 Convertible Debentures, the "Convertible Debentures") in the aggregate principal amount of US$80,000,000; and (v) a promissory note (the "Promissory Note") in the principal amount of US$10,000,000.

Pursuant to the 2019 Warrant, Glencore is entitled to purchase 745,306 Common Shares with an exercise price of US$6.3840.

As stated above, Glencore has confirmed it will: (a) not convert the Convertible Debentures (as defined below); and (b) extend the maturity of the Glencore Debt, in each case until the date that is two business days after the expiry date of the Rights Offering. The following nevertheless sets out Glencore's entitlement if the Convertible Debentures are converted.

As at January 31, 2023, US$3,083,334 in interest had accrued on the 2020 Convertible Debentures. The 2020 Convertible Debentures have a conversion price of US$2.223 per share. Accordingly, as of January 31, 2023, Glencore was entitled to 14,882,291 Common Shares upon conversion of the 2020 Convertible Debentures.

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As at January 31, 2023, US$637,361 in interest had accrued on the 2021 Convertible Debenture. The 2021 Convertible Debenture has a conversion price of $3.455 per share. Accordingly, as of January 31, 2023, Glencore was entitled to 3,078,831 Common Shares upon conversion of the 2021 Convertible Debenture.

As at January 31, 2023, US$3,324,779 in interest had accrued on the 2022 Convertible Debentures. The 2022 Convertible Debentures have a conversion price of $2.57 per share. Accordingly, as of January 31, 2023, Glencore was entitled to 16,857,890 Common Shares upon conversion of the 2022 Convertible Debentures.

As at January 31, 2023, US$121,824 in interest had accrued on the Promissory Note.

Assuming exercise of the 2019 Warrant and conversion of the Convertible Debentures, but excluding issuance of Common Shares committed under existing compensation arrangements, Glencore would hold a total of 107,572,721 Common Shares representing approximately 78.4% of the Common Shares on a partially diluted basis (assuming no other Common Shares committed under existing compensation arrangements were issued by PolyMet) with the exercise prices and conversion prices described above.

Any Common Shares to be issued to Glencore in connection with any conversion of the Convertible Debentures or exercise of the 2019 Warrant would be acquired from treasury.

Assuming no other shareholder subscribes for Common Shares under the Rights Offering, following completion of the Rights Offering Glencore will hold 164,615,039 Common Shares, representing approximately 84.7% of the issued and outstanding Common Shares.

For the purposes of this news release, the number and percentages of outstanding Common Shares held by Glencore following completion of the Rights Offering is based on 194,295,238 outstanding Common Shares following the completion of the Rights Offering.

Glencore entered into the Standby Purchase Agreement in the context of its overall investment purposes, as well as discussions and negotiations between PolyMet and Glencore and their respective advisors, which occurred throughout 2022 and 2023. Glencore will continue to review its investment alternatives from time to time and may increase or decrease its equity ownership in PolyMet through the acquisition or sale of additional outstanding Common Shares or other securities of PolyMet through open market or privately negotiated transactions in accordance with applicable securities laws.

Glencore holds Common Shares for investment purposes. Pursuant to an Investor Rights and Governance Agreement, Glencore has the right to participate in future rights offerings of PolyMet and acquire additional Common Shares or other securities.

Glencore has no current intention to take PolyMet private.

Any decision by Glencore to take PolyMet private, and the timing of any such take private will depend on various factors, including: (i) Glencore's ongoing assessment of material capital investment required to deliver on PolyMet's obligations with respect to NewRange Copper Nickel LLC over the near-term; (ii) market conditions, general economic conditions, political conditions, or industry conditions; (iii) trading prices of PolyMet's securities and the ongoing efficacy of publicly listed shares as a channel for financing PolyMet's activities; and (iv) PolyMet's business, financial condition and prospects. Glencore will weigh these factors from time to time to assess whether PolyMet's ability to obtain financing from outside sources justifies the ongoing costs of maintaining its status as a listed public company.

Persons who wish to obtain a copy of the early warning report to be filed by Glencore in connection with this transaction may obtain a copy of such report from www.sedar.com or by contacting Glencore at the telephone number and address listed below.

Glencore is providing the information above pursuant to the early warning requirements of applicable Canadian securities laws.

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For further information, please contact:

Media
Bruce Richardson, Corporate Communications
Tel: +1 (651) 389-4111
M: +1 (651) 964-9729
brichardson@polymetmining.com

Charles Watenphul

Tel: +41 41 709 24 62

M: +41 79 904 33 20

charles.watenphul@glencore.com

Investor Relations

Tony Gikas, Investor Relations

Tel: +1 (651) 389-4110

investorrelations@polymetmining.com

Martin Fewings

Tel: +41 41 709 28 80

M: +41 79 737 56 42

martin.fewings@glencore.com

PolyMet Disclosures; Forward-Looking Statements

This news release contains certain forward-looking statements concerning anticipated developments in PolyMet's operations in the future. Forward-looking statements are frequently, but not always, identified by words such as "expects," "anticipates," "believes," "intends," "estimates," "potential," "possible," "projects," "plans," and similar expressions, or statements that events, conditions or results "will," "may," "could," or "should" occur or be achieved or their negatives or other comparable words. Forward-looking statements relate to future events or future performance and reflect management's expectations or beliefs regarding future events including, but not limited to, the successful closing of the Rights Offering and the company's actual use of proceeds raised under the Rights Offering. Forward-looking statements address future events and conditions and therefore involve inherent known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, among other things, receipt of regulatory approvals. Actual results may differ materially from those in the forward-looking statements due to risks facing PolyMet or due to actual facts differing from the assumptions underlying its predictions.

PolyMet's forward-looking statements are based on the beliefs, expectations, and opinions of management on the date the statements are made, and PolyMet does not assume any obligation to update (except as required by law) forward-looking statements if circumstances or management's beliefs, expectations and opinions should change.

Specific reference is made to risk factors and other considerations underlying forward-looking statements discussed in PolyMet's most recent Annual Report on Form 40-F for the fiscal year ended December 31, 2021, and in our other filings with Canadian securities authorities and the U.S. Securities and Exchange Commission.

No regulatory authority has reviewed or accepted responsibility for the adequacy or accuracy of this release.

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SCHEDULE 4
FORM OF RIGHTS OFFERING NOTICE AND RIGHTS OFFERING CIRCULAR

(See attached)

SCHEDULE 5
REPRESENTATIONS AND WARRANTIES OF POLYMET

PolyMet represents and warrants to Glencore, subject to Section (i), Section (ii) and Section (iii), as at the date of the Agreement, the Rights Issue Date and the Rights Offering Closing Date (by reference to the circumstances subsisting on each respective date) that:

(i) Glencore acknowledges that each such representation and warranty to the extent it is with respect to Teck US or the Contributed Assets (as defined in the Combination Agreement), that PolyMet is making such representation and warranty only to the Knowledge of PolyMet;

(ii) Glencore further acknowledges that each such representation and warranty to the extent it is with respect to a matter involving JVCo which occurred after the Transaction Closing Time, that PolyMet is making such representation and warranty only to the Knowledge of PolyMet; and

(iii) for the avoidance of doubt, if Donald Brown or Matthew Rowlinson: (i) had knowledge of an inaccuracy or a breach of a representation or warranty of PolyMet set out in this Schedule 5 prior to the date of this Agreement; or (ii) take any action or omit to take any action in their roles as members of the management committee of JVCo between the date of this Agreement and the Rights Offering Closing Date which causes an inaccuracy or a breach of a representation or warranty of PolyMet set out in Schedule 5, Glencore shall not be entitled to: (x) indemnification under Article 8 of Schedule 2 if the basis for such indemnification is such inaccuracy or breach; or (y) terminate this Agreement under Section 7.1 of Schedule 2 if the basis for such termination is such inaccuracy or breach.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary.

(b) The only Subsidiaries of the Company are PolyMet US and the companies set out in Schedule 5(b) of the Disclosure Letter. The companies set out in Schedule 5(b) of the Disclosure Letter are non-material subsidiaries (the "Non-Material Subsidiaries"). PolyMet US is formed under the laws of the State of Delaware and is wholly-owned by the Company. JVCo is formed under the laws of the State of Delaware and the Company's ownership interests in JVCo are set out in Schedule 5(b) of the Disclosure Letter.  Except as set out in Schedule 5(b) of the Disclosure Letter, the Non-Material Subsidiaries are incorporated under the laws of the State of Minnesota and are wholly-owned by the Company. PolyMet is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and to carry on its business as now being conducted. Except as set out in Schedule 5(b) of the Disclosure Letter, the Non-Material Subsidiaries are duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the corporate power and authority to own their properties and to carry on their business as now being conducted. PolyMet US is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary. JVCo is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary. Except as set out in Schedule 5(b) of the Disclosure Letter, the Non-Material Subsidiaries are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which the nature of the business conducted or property owned or leased by them makes such qualification necessary.

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(c) The Company has full corporate power and authority and has taken all requisite action on its part necessary for: (i) the authorization, execution and delivery of the Agreement; (ii) authorization of the performance of all of its obligations hereunder; and (iii) in respect of the Company, the authorization, issuance (or reservation for issuance) and delivery of the Rights Offering Securities.

(d) The Agreement has been duly executed and delivered by the Company and the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies; or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

(e) No notice, registration and filing or report with, and no consent, approval, order or other authorization of, any Governmental Entity is required in connection with the execution, delivery and performance of the Transaction Documents by the Company or PolyMet US.

(f) There has been no voluntary or involuntary action taken either by or against the Company, PolyMet US or JVCo for any such Person's winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of such Person or all or any part of its assets or revenues.

(g) Set forth on Schedule 5(g) of the Disclosure Letter, is a description of: (i) the authorized capital stock of the Company and PolyMet US and the limited liability company ("LLC") interests of JVCo; (ii) the number of Shares of capital stock of the Company issued and outstanding; the number of shares of capital stock of PolyMet US issued and outstanding, and the number of LLC interests of JVCo issued and outstanding; (iii) the number of Shares of capital stock of the Company issuable pursuant to the Company's equity compensation plans (including those issuable subject to approval by the Company's shareholders); (iv) the number of Shares of capital stock of the Company issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any Shares of capital stock of the Company; (v) the number of shares of capital stock of PolyMet US issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of PolyMet US; and (vi) the number of LLC interests of JVCo issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any LLC interests of JVCo. Except as set forth on Schedule 5(g) of the Disclosure Letter, all of: (x) the issued and outstanding Shares of the Company's capital stock; (y) the issued and outstanding shares of PolyMet US's capital stock and (z) the issued and outstanding LLC interests of JVCo, have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 5(g) of the Disclosure Letter, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company, PolyMet US or JVCo. There is no shareholder rights plan or similar "poison pill" arrangement with respect to the Shares, the Company or any securities of the Company. Except as set forth on Schedule 5(g) of the Disclosure Letter, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company, PolyMet US or JVCo is or may be obligated to issue any equity securities of any kind, and except as contemplated by this Agreement, the Company's equity compensation plans (including those issuable subject to approval by the Company's shareholders), neither the Company, PolyMet US nor JVCo are currently in negotiations for the issuance of any equity securities of any kind. Except as set forth on Schedule 5(g) of the Disclosure Letter, the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company, PolyMet US or JVCo relating to the securities of the Company, PolyMet US or JVCo held by them. Except as set forth on Schedule 5(g) of the Disclosure Letter, neither the Company nor, PolyMet US nor JVCo has granted any Person the right to require the Company, PolyMet US or JVCo to register any securities of the Company, PolyMet US or JVCo under the 1933 Act or Securities Laws, whether on a demand basis or in connection with the registration of securities of the Company, PolyMet US or JVCo for its own account or for the account of any other Person.

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(h) The Company has filed all Disclosure Documents with the Securities Authorities and SEC pursuant to Canadian Securities Laws and 1934 Act, respectively, since December 31, 2021. When filed, all Disclosure Documents complied as to form in all material respects with the requirements of the applicable Securities Laws and 1934 Act, respectively, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, not misleading. The Company, PolyMet US and JVCo are engaged only in the business described in the Disclosure Documents, and the Disclosure Documents contain a complete and accurate description of the business of the Company, PolyMet US and JVCo in all material respects.

(i) Except as set forth in Schedule 5(i) of the Disclosure Letter, since December 31, 2021, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of PolyMet from that reflected in the financial statements included in the Annual Report, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock or LLC interests, as applicable, of the Company, PolyMet US or JVCo, or any redemption or repurchase of any securities of the Company, PolyMet US or JVCo;

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(iii) material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company, PolyMet US or JVCo;

(iv) any waiver by the Company, PolyMet US or JVCo of a material right or of a material debt owed to it, except for the transfers of intercompany indebtedness set forth in Schedule 5(i) of the Disclosure Letter that were completed pursuant to or required by the Transactions;

(v) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, PolyMet US or JVCo, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company, PolyMet US and JVCo taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any material change or amendment to a material agreement by which the Company, PolyMet or JVCo or any of their respective assets or properties are bound or subject;

(vii) any material labour difficulties or labour union organizing activities with respect to employees of the Company, PolyMet US or JVCo;

(viii) any material transaction entered into by the Company, PolyMet US or JVCo other than in the ordinary course of business; or

(ix) any other event or condition of any character that may have a Material Adverse Effect.

(j) The execution, delivery and performance of the Agreement by the Company and the issuance and sale of the Rights Offering Securities by the Company will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under: (i) the Company's constating documents (including any certificates of designation) or articles or any shareholders agreement relating to it; or (ii) except where it could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (A) any statute, rule, regulation or order of any Governmental Entity having jurisdiction over the Company, PolyMet US or JVCo or any of their respective properties; or (B) any agreement or instrument to which the Company, PolyMet US or JVCo is a party or by which the Company, PolyMet US or JVCo is bound or to which any of the properties of the Company, PolyMet US or JVCo is subject (including an event that with notice or lapse of time or both would become a default, and including any event that would give to others any rights of termination, amendment, acceleration or cancellation, with or without notice, lapse of time or both). Except where it could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor PolyMet US nor JVCo, to the Company's knowledge: (x) is in violation of any statute, rule or regulation applicable to the Company, PolyMet US or JVCo or their respective assets or activities; (y) is in violation of any judgment, order or decree applicable to the Company, PolyMet US or JVCo or their respective assets or activities; and (z) is in breach or violation of any agreement, note or instrument to which they or their assets are a party or are bound or subject. Neither the Company nor PolyMet US nor JVCo has received written notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

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(k) Each of the Company, PolyMet US and JVCo have prepared and filed all tax returns required to have been filed by it with all appropriate Governmental Entities and paid all taxes due owed by it, taking into account permitted extensions. The charges, accruals and reserves on the books of the Company, PolyMet US and JVCo in respect of taxes for all fiscal periods are adequate, and there are no unpaid assessments against the Company, PolyMet US or JVCo nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material. All taxes and assessments and levies that any of the Company, PolyMet US or JVCo is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due, taking into account permitted extensions. There are no tax liens or claims pending or, to the Company's knowledge, threatened against the Company, PolyMet US or JVCo or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company, PolyMet US or JVCo and any other Person.

(l) The only jurisdictions (or registration districts within such jurisdictions) in which the Company, PolyMet US or JVCo has any place of business or stores any material tangible assets are as set forth in Schedule 5(l) of the Disclosure Letter.

(m) Subject to Schedule 5(m) of the Disclosure Letter, each of the Company, PolyMet US and JVCo has good and marketable title to all real properties and all other properties and assets owned by it and material to its operations, in each case free from Encumbrances other than Permitted Encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and subject to Schedule 5(n) of the Disclosure Letter, each of the Company, PolyMet US and JVCo directly or indirectly holds any leased real or personal property material to its operations under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them. Schedule 5(m) of the Disclosure Letter sets forth a complete and accurate legal description of all the real property owned in fee by the Company and/or PolyMet US and/or JVCo. Each of the Company, PolyMet US and JVCo has adequate rights of ingress and egress for the operation of the business in the ordinary course from and to the Owned Real Property. Except as set forth in Schedule 5(m) of the Disclosure Letter, (a) neither the Company nor PolyMet US nor JVCo owns any real property other than the Owned Real Property, and (b) neither the Company nor PolyMet US nor JVCo has agreed to acquire any real property or interest in real property other than the Owned Real Property or the Leased Real Properties, except for any properties included in the Transaction and as set forth in Schedule 5(m) of the Disclosure Letter.

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(n) Except as set forth in Schedule 5(n) of the Disclosure Letter, neither the Company nor PolyMet US nor JVCo is party to any lease, sublease, agreement to lease, offer to lease, renewal of lease or other right or interest in or to real property (each a "Lease") except in respect of the Leased Real Properties. Except as set forth in Schedule 5(n) of the Disclosure Letter, each Lease is in good standing in all material respects and all amounts owing thereunder have been paid by the Company or JVCo. Schedule 5(n) of the Disclosure Letter identifies the Leased Real Properties of the Company, PolyMet US or JVCo material to their operations. Except as set forth in Schedule 5(n) of the Disclosure Letter, each of the Company, PolyMet US and JVCo has adequate rights of ingress and egress for the operation of the business from and to Leased Real Property.

(o) Except as set forth in Schedule 5(o) of the Disclosure Letter, the uses to which the Owned Real Property and the Leased Real Property are being put by the Company, PolyMet US and JVCo are not in breach, in any material respect, of any applicable law.

(p) Except as set forth in Schedule 5(p) of the Disclosure Letter, no part of the Owned Real Property or the Leased Real Property of the Company, PolyMet US or JVCo has been taken or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor is the Company aware of any intent or proposal to give any such notice or commence any such proceedings.

(q) Subject to Schedule 5(q) of the Disclosure Letter, (a) each of the Company, PolyMet US and JVCo possesses adequate certificates, authorities or permits issued by appropriate Governmental Entities necessary to conduct the business now operated by it which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect if not obtained, and (b) has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit except as identified in Schedule 5(q) of the Disclosure Letter. Subject to Schedule 5(q) of the Disclosure Letter, each of the Company, PolyMet US and JVCo is in compliance with all applicable laws, except where non compliance with which could not reasonably be expected to have a Material Adverse Effect.

(r) Neither the Company nor PolyMet US nor JVCo is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any material agreement. No Event of Default has occurred and is continuing.

(s) There are no existing Encumbrances relating to the assets of the Company, PolyMet US or JVCo other than Permitted Encumbrances except as set out on Schedule 5(s) of the Disclosure Letter.

(t) There are no Pension Plans in existence. All Benefit Plans to which the Company, PolyMet US or JVCo is a party are described in Schedule 5(t) of the Disclosure Letter. There has not been any improper withdrawal or application of any asset of the Benefit Plans. There is no proceeding, action, suit or claim, including by any Governmental Entity (other than routine claims for benefits) pending or, threatened involving the Benefit Plans, and no fact exists which could give rise to that type of proceeding, action, suit or claim. All contributions or premiums required to be made or paid by the Company, PolyMet US or JVCo in respect of the Benefit Plans have been made or paid in accordance with the terms of such plans and all applicable law. All contributions to the Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by the Company, PolyMet US or JVCo and have been fully paid into those plans in compliance with the plans and applicable law. All reports and disclosures relating to the Benefit Plans required by those plans and any applicable law to be filed or distributed have been filed or distributed in compliance with the plans and applicable law.

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(u) No material labor dispute with the employees of the Company, PolyMet US or JVCo exists or, to the knowledge of the Company, is imminent.

(v) Each of the Company, PolyMet US and JVCo has paid all wages and other forms of compensation due and owing and have made and remitted all required statutory and other deductions and there are no outstanding or pending labor or employment-related liabilities.

(w) (i) Neither the Company, nor PolyMet US nor JVCo is a party to any collective agreement or other labour contract except as set out on Schedule 5(w) of the Disclosure Letter; (ii) no union or other labor organization is actively seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Company, PolyMet US or JVCo; and (iii) there is no pending or, to the Company's knowledge, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Company, PolyMet US or JVCo.

(x) Except as set forth in Schedule 5(x) of the Disclosure Letter, all Material Agreements of the Company, PolyMet US and JVCo are in full force and effect, unamended, and the Company or, to the Company's knowledge, any other party to any such agreement is not in material default with respect thereto.

(y) All books and records of the Company, PolyMet US and JVCo have been fully, properly and accurately kept and completed in accordance with IFRS and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(z) Except as set forth in Schedule 5(z) of the Disclosure Letter, each of the Company, PolyMet US and JVCo owns or possesses adequate rights or licenses to the inventions, know-how, patents, patent rights, copyrights, trademarks, trade names, licenses, approvals, governmental authorizations, trade secrets, confidential information and other intellectual property rights, free and clear of all Encumbrances, equities and other adverse claims, necessary to conduct the business now operated by it and presently contemplated to be operated by it (collectively, "Intellectual Property Rights"), and neither the Company nor PolyMet US nor JVCo has received any written notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights.

(aa) The following representations are, in their entirety, subject to Schedule 5(aa) of the Disclosure Letter. To the knowledge of the Company, neither the Company nor PolyMet US nor JVCo: (i) is in violation of any statute, rule, regulation, decision or order of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"); (ii) own or operate any real property contaminated with any substance that is subject to any Environmental Laws, are not liable for any off-site disposal or contamination pursuant to any Environmental Laws; and (iii) are subject to any claim relating to any Environmental Laws, which violation, contamination, ownership, operation, liability or claim would individually or in the aggregate have a Material Adverse Effect except as set forth in Schedule 5(aa) of the Disclosure Letter, and the Company is not aware of any other pending investigation that might lead to such a claim. The business and operations each of the Company, PolyMet US and JVCo complies in all material respects with Environmental Laws and each of the Company, PolyMet US and JVCo holds all permits and licenses necessary to conduct its business and operations in compliance with Environmental Laws. All material costs to ensure compliance with Environmental Laws, including those with respect to future closure and rehabilitation costs, are accurately reflected in the Company's financial statements in accordance with IFRS.

- 5-8 -

(bb) Schedule 5(bb) of the Disclosure Letter lists all mineral interests and rights, including claims, concessions, surface rights, easements, exploration licenses and exploitation licenses and leases (collectively, the "Mineral Rights") associated with the NorthMet Project and the Mesaba Project which are held directly or indirectly by the Company, PolyMet US or JVCo or to which the Company, PolyMet US or JVCo is a party. Except as identified in Schedule 5(bb) of the Disclosure Letter or would not reasonably be expected to have a Material Adverse Effect:

(i) the Company is the sole legal and beneficial owner of all right, title and interest in and to the Mineral Rights, free and clear of any Encumbrances, except Permitted Encumbrances;

(ii) all of the Mineral Rights have been properly located and recorded in compliance with applicable Laws and are comprised of valid and subsisting mineral claims;

(iii) the Mineral Rights are in good standing under applicable Laws and all work required to be performed and filed in respect thereof has been performed and filed, all taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(iv) there is no adverse claim against or challenge to the title to or ownership of any of the Mineral Rights;

(v) the Company has the exclusive right to deal with all of the Mineral Rights;

(vi) no person other than the Company has any interest in any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

- 5-9 -

(vii) there are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the interest of the Company, PolyMet US or JVCo in any of the Mineral Rights;

(viii) there are no restrictions on the ability of the Company, PolyMet or JVCo to use, transfer or exploit any of the Mineral Rights, except pursuant to applicable laws;

(ix) neither the Company nor PolyMet US nor JVCo has received any written notice from any Governmental Entity of any revocation or intention to revoke any interest of the Company, PolyMet US or JVCo in any of the Mineral Rights; and

(x) the Company has all surface rights, including easements and rights of way from landowners or Governmental Entities, that are required to develop and exploit the NorthMet Project and the Mesaba Project, as contemplated in the M3 Technical Report and the Mesaba Technical Report respectively, and no third party or group holds any such rights that would be required by the Company, PolyMet US or JVCo to develop and exploit the NorthMet Project and the Mesaba Project, as contemplated in the M3 Technical Report and the Mesaba Technical Report respectively.

(cc) Except as identified in Schedule 5(cc) of the Disclosure Letter, there are no pending actions, suits or proceedings against or affecting the Company, PolyMet US or JVCo or any of their respective properties that, if determined adversely, would individually or in the aggregate have a Material Adverse Effect and, to the knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated. Except as set forth in Schedule 5(cc) of the Disclosure Letter, there are no pending actions, suits or proceedings against or affecting the Company, PolyMet US or JVCo that involve this Agreement or the rights of Glencore or the obligations of the Company thereunder and, to the knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated.

(dd) The financial statements included in the Disclosure Documents present fairly and accurately in all material respects the consolidated balance sheets of the Company as of the dates shown and its consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholder equity and consolidated statement of cash flows for the periods shown, and such other financial statements have been prepared in conformity with IFRS in effect from time to time in Canada applied on a consistent basis throughout the periods involved except as set forth in the notes thereto. Except as set forth in the annual financial statements of the Company included in the Annual Report, neither the Company nor PolyMet US nor JVCo has any liabilities, contingent or otherwise, which individually or in the aggregate would result in a Material Adverse Effect subject to Schedule 5(dd) of the Disclosure Letter. The amount of the Closing Date Indebtedness is anticipated to be US$97,963,481 if the Rights Offering Closing Date occurs on April 5, 2023. Set out in Schedule 5(dd) of the Disclosure Letter is the Closing Date Indebtedness calculated for each day of the months of January, February and March, 2023.

- 5-10 -

(ee) Each of the Company, PolyMet US and JVCo maintains in full force and effect insurance coverage that the Company reasonably believes to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. All such insurance policies are: (i) sufficient for compliance with all requirements of applicable Law and of all Material Agreements; (ii) are valid, outstanding and enforceable policies; and (iii) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event, public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. All premiums with respect thereto have been paid in accordance with their respective terms, and no written notice of cancellation or termination has been received with respect to any such policy.

(ff) There are no proceedings pending or, to the Company's knowledge, threatened against the Company relating to the continued listing of the Shares on the TSX or the NYSE American.

(gg) The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act that are in effect.

(hh) The Company is in material compliance with all applicable corporate governance requirements set forth in the rules of the NYSE American currently in effect.

(ii) In respect of financial reporting for the fiscal year ended December 31, 2021 and all subsequent periods, the Company maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to the Company's assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of the Company is compared with existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. The Company has not been advised of (x) any significant deficiencies in the design or operation of its internal control over financial reporting that could adversely affect its ability to record, process, summarize and report financial data; (y) any material weaknesses in its internal control over financial reporting; or (z) any fraud, whether or not material, that involves management or other employees who have significant role in the internal control over its financial reporting.

(jj) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act), which are effective in all material respects to perform the functions for which they are established.

(kk) Deloitte and Touche LLP, which has audited certain financial statements of the Company and delivered its report with respect to the audited financial statements included in the Annual Report, is, with respect to the Company, an independent registered public accounting firm within the meaning of the 1933 Act and the rules and regulations promulgated by the SEC thereunder (including without limitation pursuant to the Sarbanes-Oxley Act).

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(ll) The Rights Offering Shares issuable to Glencore will be duly and validly issued and registered in the name of Glencore (or as it may direct in writing) and upon receipt of the Subscription Price in respect of the Basic Entitlement Shares and Additional Subscription Shares and on fulfillment of the Standby Commitment, the Rights Offering Shares will be validly issued, fully paid, non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests or other restrictions except for any restrictions on resale or transfer imposed by Securities Laws and not subject to any option to purchase or similar right (it being acknowledged by Glencore that the number of Standby Shares that it may be entitled to receive pursuant to the Rights Offering will depend on the number of Shares issued to those Persons who have exercised Rights prior to the Rights Offering Expiry Time).

(mm) The Rights Offering Shares will be allotted and issued subject to the notice of articles and articles of PolyMet, and on terms that they will, when issued, be fully paid, non-assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

(nn) PolyMet has provided Glencore with a good faith estimate of PolyMet's out-of-pocket expenses relating to the transactions contemplated by this Agreement. Such expenses shall not exceed US$1.838 million.

(oo) PolyMet is a reporting issuer in good standing in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland.

(pp) The Company has filed all of the technical reports required to be filed under National Instrument 43-101 - Standards of Disclosure for Mineral Projects in respect of each property material to the Company.

(qq) The Company has not, at any time since June 30, 2022, entered into any agreement or amendment or executed any payment that would have breached Section 6.1 of this Agreement if such provisions had been in force as at June 30, 2022.

(rr) (i) the common shares, without par value, of PolyMet are registered under Section 12(b) of the 1934 Act; (ii) PolyMet is required to file reports pursuant to Section 13 of the 1934 Act; (iii) PolyMet has filed all reports required to be filed pursuant to Section 13 of the 1934 Act; and (iv) PolyMet is in compliance with all of its other obligations under the 1934 Act.

(ss) PolyMet is a "foreign private issuer" within the meaning of Rule 3b-4 under the 1934 Act, and PolyMet meets the requirements for use of Form F-10 under the 1933 Act for registration under the 1933 Act of the offering of the Rights Offering Securities to be issued in connection with the Rights Offering.

(tt) No order halting or suspending trading in securities of PolyMet or prohibiting the sale of such securities is outstanding against PolyMet, and to the knowledge of PolyMet and the directors and officers thereof, no investigations or proceedings for such purpose are pending or threatened.

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(uu) No approval of the Company's Shareholders or valuation is required for: (i) the execution and delivery by the Company of this Agreement; (ii) the issuance of any of the Rights, the Shares issuable upon exercise of the Rights and/or the Standby Shares as contemplated by this Agreement; or (iii) the consummation of the other transactions contemplated by this Agreement.

(vv) At the time of its filing with any Securities Authority and the SEC and as at the Rights Offering Closing Date, the Rights Offering Notice, Rights Offering Circular and Registration Statement did and will comply with the requirements of Securities Laws in all material respects; and at the time of its filing and as at the Rights Offering Closing Date, the information and statements contained therein are true and correct in all material respects, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts and do not omit any material facts relating to PolyMet and its Subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein; provided that the foregoing will not apply to any information or statements contained in the Rights Offering Notice, Rights Offering Circular or Registration Statement relating solely to Glencore that Glencore has specifically provided to PolyMet in writing for inclusion in such Rights Offering Notice, Rights Offering Circular and Registration Statement. The information disclosed to Glencore by or on behalf of Polymet in connection with the negotiation of this Agreement, including any information disclosed in any representation and warranty, including any related disclosure schedule, contained herein or therein, does not include any information that is "material" within the meaning of the Securities Act, the 1933 Act or the 1934 Act, with respect to the Company, and which is not disclosed in the Rights Offering Notice or the Rights Offering Circular.

(ww) Neither PolyMet, PolyMet US nor JVCo (nor to the knowledge of PolyMet, any officer, director, employee, advisor or agent of PolyMet, PolyMet US or JVCo) has engaged in any activity or conduct that has resulted or could result in an ABC Violation and PolyMet, PolyMet US and JVCo have established and maintained policies and procedures designed to ensure compliance with: (x) Anti-Corruption Laws; (y) Anti-Money Laundering Laws; and (z) Trade Sanctions.

(xx) The Company has received relief from the Autorité des Marchés Financiers for the translation requirements under Québec law.

(yy) Prior to the date of this Agreement PolyMet has delivered a true, correct and complete copy of each of the TSX Letter and the NYSE American Letter to Glencore. The Conditional Listing Approval remains in full force and effect and PolyMet has not received any written notice of proceedings relating to the revocation or modification of the Conditional Listing Approval.

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SCHEDULE 6
REPRESENTATIONS AND WARRANTIES OF GLENCORE

Glencore represents and warrants to the Company as at the date of this Agreement that:

(a) Glencore is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and to carry on its business as now being conducted.

(b) Glencore has full corporate power and authority and has taken all requisite action on its part necessary for: (i) the authorization, execution and delivery of the Agreement; and (ii) authorization of the performance of all of its obligations thereunder.

(c) The Agreement has been duly executed and delivered by Glencore and the Agreement constitutes a legal, valid and binding obligation of Glencore, enforceable against Glencore in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies; or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

(d) No notice, registration and filing or report with, and no consent, approval, order or other authorization of, any Governmental Entity is required in connection with the execution, delivery and performance of the Transaction Documents by Glencore, other than: (i) an amendment to the Schedule 13D filed with the SEC by Glencore and certain of its affiliates with respect to their beneficial ownership of Shares; and (ii) "Early Warning Reports", news releases and "insider report" filings under Canadian Securities Laws.

(e) There has been no voluntary or involuntary action taken either by or against Glencore for any winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of Glencore or all or any material part of its assets or revenues.

(f) The execution and delivery of this Agreement by Glencore will not result in any material breach of any agreement to which it is a party which would have a material adverse effect on its ability to perform its obligations under this Agreement.

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SCHEDULE 7
INDEBTEDNESS

	Issuance	Maturity	Interest	Principal	Accrued Interest(1)	Face Value(1)
Tranche 1	03/17/20	03/31/23	4.0%	$7,000,000	$869,485	$7,869,485
Tranche 2	06/23/20	03/31/23	4.0%	$7,000,000	$786,516	$7,786,516
Tranche 3	09/30/20	03/31/23	4.0%	$9,000,000	$904,084	$9,904,084
Tranche 4	01/28/21	03/31/23	4.0%	$7,000,000	$603,851	$7,603,851
Tranche 5	07/15/21	03/31/23	4.0%	$10,000,000	$663,277	$10,663,277
February 2022 Tranche	02/14/22	03/31/23	4.0%	$26,000,000	$1,080,147	$28,380,147
May 2022 Tranche	05/13/22	03/31/23	4.0%	$7,000,000	$221,587	$7,571,587
September 2022 Tranche	09/15/22	03/31/23	4.0%	$7,000,000	$123,726	$7,473,726
December 2022 Promissory Note	12/15/22	Rights Offering Closing Date	SOFR plus 6.0%	$10,000,000	$185,096	$10,185,096

Note:

(1) As of February 22, 2023.

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SCHEDULE 8
MATERIAL AGREEMENTS

See disclosure schedule.

EXHIBIT 5.4(E)
FORM OF CANADIAN COUNSEL OPINION

[. . .]

Glencore AG
Baarermattstrasse 3
PO Box 1301, 6341 Baar
Switzerland

Dear Sirs:

RE: PolyMet Mining Corp.

1. SCOPE OF REVIEW

1.1 We have acted as counsel to PolyMet Mining Corp. (the "Company") in connection with the negotiation, execution and delivery of a Standby Purchase Agreement (the "Agreement") dated February 27, 2023 between the Company and Glencore AG ("Glencore").

1.2 This opinion is being provided pursuant to Section 5.4(e) of the Agreement. Capitalized terms used but otherwise not defined in this opinion have the same meaning herein as are ascribed thereto in the Agreement.

1.3 For the purposes of giving this opinion, we have examined and reviewed execution copies of the following documents:

(a) the Agreement;

(b) the 2023 Registration Rights Agreement;

(c) the DRS Advice (and together with the Agreement and the 2023 Registration Rights Agreement, the "Transaction Documents");

(d) the Rights Offering Notice dated February 27, 2023; and

(e) the Rights Offering Circular dated February 27, 2023.

2. LEGAL SYSTEM

2.1 The scope of our review is restricted to and this opinion is rendered solely with respect to the laws of the Province of British Columbia, and the federal laws of Canada having application therein as of the date hereof.

3. RELIANCE AND ASSUMPTIONS

3.1 In the examination and consideration of the documents (including the Transaction Documents) required to deliver this opinion, we have assumed the genuineness of all signatures thereto, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as photostatted, telecopied or certified copies and the accuracy and completeness of any information provided to us by any office of public record. We have assumed the Transaction Documents are the legal, valid and binding obligations of the Parties thereto, other than the Company, enforceable against such Parties in accordance with their respective terms.

3.2 For the purposes of this opinion, we have also examined such other records, certificates and documents and have considered such questions of law and made such investigations and inquiries as we have considered necessary or advisable for the purposes of this opinion, including the following:

(a) Certificate of Good Standing for the Company dated [. . .], 2023 and issued by the Registrar under the Business Corporations Act (British Columbia)

(b) An officer's certificate of the Company dated [. . .], 2023 (the "Officer's Certificate") attaching thereto a copy of each of the following:

(i) the Company's constating documents; and

(ii) resolutions of the Board ("Corporate Resolutions").

3.3 In expressing the opinion in paragraph 4.1 we have relied exclusively upon the certificate referred to in paragraph 3.2(a).

3.4 In expressing the opinion in paragraph 4.3, with respect to the number of common shares of the Company (the "Shares") that are issued and outstanding, we have relied exclusively upon a letter dated [. . .], 2023 and provided to us by Computershare Investor Services Inc., acting in its capacity as registrar and transfer agent to the Company, a copy of which has been delivered to you.

3.5 In expressing the opinion in paragraph 4.4, we have relied exclusively upon our review of the reporting issuers list prepared by the British Columbia Securities Commission ("BCSC") and published on the BCSC's website on [. . .], 2023 which list we assume continues to be accurate as of the date hereof.

3.6 In expressing the opinion in paragraphs 4.5 to 4.9 inclusive we have relied upon our review of the Officer's Certificate referred to in paragraph 3.2(b).

3.7 In expressing the opinion in paragraphs 4.14, we have relied exclusively upon the letter from the Toronto Stock Exchange ("TSX") dated [. . .], 2023, a copy of which has been provided to you.

3.8 Whenever our opinion herein with respect to the existence or absence of any agreement or other instrument or any agreement or other instrument or any judgment, writ, injunction, decree, order, award or ruling is qualified by the expression "to our knowledge" or "of which we are aware" or words to like effect, it is based solely on the actual knowledge of our current partners and associate lawyers directly involved in, and obtained during the course of, representing the Company in connection with the matters contemplated by the Transaction Documents.-

3.9 We understand that the assumptions, qualifications and reliances expressed in the preceding paragraphs are satisfactory to you.

4. OPINION

Based upon and subject to the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

4.1 The Company exists as a company under the Business Corporations Act (British Columbia) and is, with respect to the filing of annual reports, in good standing with the Office of the Registrar of Companies for the Province of British Columbia.

4.2 The Company has the necessary corporate power and capacity to enter into and carry out its obligations under each Transaction Document and to issue the Rights Offering Securities as contemplated by the Agreement.

4.3 The authorized capital of the Company consists of an unlimited number of Shares of which [. . .] Shares are issued and outstanding.

4.4 The Company is a "reporting issuer" under the Securities Act (British Columbia) and is not included in the list of issuers in default prepared by the BCSC.

4.5 Each Transaction Document and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action by the Company.

4.6 Each Transaction Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.7 All necessary corporate action has been taken by the Company to authorize the creation, issuance and distribution of the Rights Offering Securities.

4.8 The execution and delivery of the Rights Offering Notice and the Rights Offering Circular and the filing of the Rights Offering Notice and the Rights Offering Circular pursuant to Securities Laws of the Province of British Columbia has been duly authorized by all necessary corporate action by the Company.

4.9 The Rights have been duly authorized and validly issued by the Company and upon the valid exercise of the Rights and payment of the subscription price for the Rights Offering Shares as provided for in the DRS Advice, the Rights Offering Shares issued upon the exercise of the Rights will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company.

4.10 Upon the payment of the subscription price for the Standby Shares as provided for in the Agreement, the Standby Shares will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company.

4.11 Neither the execution and delivery by the Company of a Transaction Document nor the consummation of the transactions contemplated thereby results in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of or constitute a default under: (i) the notice of articles or articles of the Company; (ii) any applicable law of the of the Province of British Columbia, and the federal laws of Canada having application therein; (iii) any agreement of which we are aware to which the Company is a party or by which the Company is bound; or (iv) any judgment, writ, injunction, decree, order award or ruling of a Governmental Entity of the Province of British Columbia or of Canada and of which we are aware and to which the Company is subject.

4.12 All documents required to have been filed or delivered by the Company and all proceedings, approvals, consents, authorizations and permits required to have been taken or obtained by the Company under Securities Laws have been filed, delivered, taken or obtained to qualify the distribution of the Rights in the Qualifying Jurisdictions.

4.13 No prospectus or other documents are required to be filed or delivered, proceedings taken or approvals, permits, consents or authorizations required to be obtained under the Securities Laws of the Qualifying Jurisdictions (other than such as have been filed or obtained) to permit the issue and delivery of the Rights Offering Shares and the Standby Shares.

4.14 The Rights have been approved for listing on the TSX and the Rights Offering Shares and Standby Shares have been conditionally approved for listing on the TSX subject only to the listing conditions set out in the letter from the TSX referred to in paragraph 3.5.

4.15 No notice, registration and filing or report with, an no consent, approval, order or other authorization of, any Governmental Entity having jurisdiction in British Columbia is require in connection with the execution, delivery and performance of the Transaction Documents by the Company, other than those that have been obtained.

4.16 Based on the provisions of the Tax Act the Regulations thereunder, and the proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the Rights Offering Securities, when issued, will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, provided that the Rights and common shares of the Company are listed at that time on a "designated" stock exchange in Canada (which currently includes the TSX).

5. QUALIFICATIONS

5.1 The opinions expressed herein are subject to the following qualifications:

(a) the effects of any applicable bankruptcy, winding up, liquidation, insolvency, fraudulent preference, reorganization, moratorium or any other laws or judicial decisions of whatsoever nature or kind affecting the enforcement of creditors' rights and remedies generally, including, without limitation, the applicable provisions of the Bankruptcy and Insolvency Act (Canada), Winding-Up and Restructuring Act (Canada), Companies' Creditors Arrangement Act (Canada) and British Columbia Business Corporations Act;

(b) general principles of equity which may apply to any proceeding, whether in equity or at law, including, without limitation:

(i) the powers of the court to stay proceedings before it and to stay the execution of judgments and to relieve from the consequences of default;

(ii) the concepts of materiality, good faith and fair dealing;

(iii) equitable remedies, such as specific performance and injunctive relief, may only be available in the discretion of the court and accordingly may not be available as a remedy in any particular circumstance;

(iv) principles limiting the availability of a remedy under a circumstance where Glencore has elected another remedy;

(v) limitations which may be imposed by law on the effectiveness of terms exculpating or exempting a party from a liability; and

(vi) the requirement that determinations, requests or demands which may be made pursuant to the exercise of discretion must be made reasonably;

(c) the ability to recover certain costs, fees and expenses in connection with litigation brought before the British Columbia Courts to enforce provisions of the Transaction Documents is in the discretion of the British Columbia Courts and counsel fees are subject to taxation;

(d) claims becoming barred under laws regarding limitation of actions;

(e) the Judgment Interest Act (British Columbia) limits interest on a judgment debt;

(f) determinations, calculations, demands, requests, instructions and acts made by Glencore in the exercise of a discretion given to it under any Transaction Document, may not be enforceable if made or performed unreasonably or arbitrarily, and may not be treated as conclusive notwithstanding contrary provisions in any Transaction Document;

(g) the Currency Act (Canada) precludes a court in Canada from giving a judgment in any currency other than Canadian currency;

(h) limitations upon the right of Glencore to receive immediate payment of amounts stated to be payable on demand;

(i) limitations upon the right of Glencore to enforce any Transaction Document on the basis of a default of a minor or non-substantive nature or having insubstantial consequences to Glencore;

(j) we express no opinion on provisions of the Transaction Documents:

(i) directly or indirectly purporting to exclude unwritten variations, amendments, waivers or consents or to establish evidentiary standards;

(ii) purporting to bind or confer a benefit upon, persons who are not parties to that document;

(iii) purporting to allow severance of invalid, illegal or unenforceable provisions;

(iv) dealing with the waiving by a party of certain legal, statutory or equitable rights or doctrines;

(v) purporting to relieve Glencore from the consequence of its own negligence;

(vi) which deem the Company to be holding certain assets in trust for Glencore on behalf of Glencore, since third parties dealing with the Company might otherwise have a preferential interest in the assets which are the subject of the deemed trust; or

(vii) which provide or have the effect of providing for a higher rate of interest after than before default or for the payment of rates and/or fees which may exceed the "criminal interest rate" provisions of the Criminal Code (Canada); and

(viii) which constitute an agreement to agree;

(k) provisions providing indemnification for a party's own acts or omissions when such act or omission involves negligence, a wilful or unlawful conduct or is found to constitute a penalty or be against public policy may not be enforceable and the enforceability of rights of indemnity may be limited to the extent that any such indemnity is found by a court to indemnify a party against the consequences of an unlawful act or is found to constitute a penalty or be against public policy; and

(l) to the extent that a particular contractual provision (including the obligation to pay default interest) is characterized by the British Columbia Courts as a penalty, and not as a genuine pre-estimate of damages, it will not be enforceable notwithstanding its characterization by the parties.

6. RELIANCE LIMITATION

This opinion is intended for the sole benefit of the addressees and may not be made available to or relied upon by any other person, firm or entity without our prior written consent. This opinion is limited to the matters expressly set forth in this letter, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law that may hereafter occur.

Yours truly,

EXHIBIT 5.4(F)
FORM OF US OPINION

1. The Registration Statement became effective upon filing with the Securities and Exchange Commission. To the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act of 1933, as amended no proceedings for such purpose have been instituted or are pending, contemplated or threatened by the Securities and Exchange Commission.

2. The execution and delivery each of the Agreement, the 2023 Registration Rights Agreement and the DRS Advice, by the Company and the performance by the Company of obligations thereunder (i) will not result in any violation of the United States federal securities law or the laws of the State of New York and (ii) will not require any consent, approval, authorization or other order of, or registration with, any New York or United States court or other governmental or regulatory authority or agency, except for such consents, approvals, authorizations, orders, or registrations which have been obtained or made by the Company or its subsidiaries and are in full force and effect under the Securities Act of 1933 or applicable state securities or blue sky laws.

3. Based solely on the review of an email, dated [. . .], 2023, from the NYSE Regulation delivered to you on the date hereof, the Listing Application relating to the Rights Offering Shares and the Standby Shares has been authorized.

4. Based solely on the review of an email, dated [. . .], 2023, from the NYSE Regulation delivered to you on the date hereof, Listing Application relating to the Rights has been authorized.